EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.,

PCN ACQUISITION CORP.,

PHARMACEUTICAL CARE NETWORK,

AND

CALIFORNIA PHARMACISTS ASSOCIATION

March 7, 2005

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 7, 2005, by and among National Medical Health Card Systems, Inc., a Delaware corporation (“NMHC”), PCN Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NMHC (“Buyer”), Pharmaceutical Care Network, a California corporation (“Company”), and California Pharmacists Association, a California mutual benefit corporation (the “Stockholder”).

RECITALS

        WHEREAS, the Stockholder owns One Hundred (100) shares of the common stock, One Hundred Dollars ($100) par value per share, of the Company (the “Common Stock”);

        WHEREAS, the One Hundred (100) shares of the Common Stock referred to in the previous recital (collectively, the “Company Shares,” and individually, a “Company Share”) constitute all the issued and outstanding capital stock of the Company;

        WHEREAS, the Stockholder desires to sell the Company Shares to Buyer, and Buyer desires to purchase the Company Shares from the Stockholder, upon the terms and conditions set forth herein;

        WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.      AGREEMENT TO SELL AND PURCHASE.

1.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (as defined below), the Stockholder hereby agrees to sell, assign, transfer and deliver to Buyer the Stockholder’s entire right, title and interest in and to the Company Shares, free and clear of any Liens (as hereinafter defined), and Buyer hereby agrees to purchase from the Stockholder its entire right, title and interest in and to the Company Shares, free and clear of any Liens, for an aggregate purchase price of Thirteen Million Dollars ($13,000,000), subject to adjustment as provided in Sections 2.4, 2.5 and 2.6 of this Agreement (the “Purchase Price”). A portion of the Purchase Price shall be held in escrow by Wachovia Bank (the “Escrow Agent”) pursuant to the terms of an escrow agreement dated as of the Closing Date, substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”) to secure the Stockholder’s obligations under Section 2.4(g) and indemnity obligations as provided in Article 10 of this Agreement.

1.2 Delivery and Endorsement of Certificates. At the Closing, the Stockholder shall deliver to Buyer certificates representing the Company Shares, duly endorsed in blank by the Stockholder, or accompanied by stock powers duly executed in blank by the Stockholder, and with all necessary stock transfer and other documentary stamps attached, acquired at the Stockholder’s expense, affixed and canceled. The Stockholder shall cure any deficiencies with respect to the endorsements of the certificates representing the Company Shares or with respect to the stock powers accompanying any such certificates.

1.3 Further Assurances. At the Closing and from time to time thereafter, the Stockholder shall execute such additional instruments and take such other actions as NMHC or Buyer may reasonably request in order to effectively sell, transfer and assign the Company Shares to Buyer and confirm Buyer’s title thereto.

ARTICLE 2.      CLOSING AND PAYMENT.

2.1 Closing.   The closing of the sale and purchase of the Company Shares under this Agreement (the "Closing") shall take place at 10:00 a.m., Eastern Standard Time, on March 7, 2005, at the offices of Fulbright&Jaworski L.L.P., 666 Fifth Avenue, New York, N.Y. 10103 or at such other time or place as the parties may mutually agree (the "Closing Date").

2.2 Closing Date Payment.   At the Closing, Buyer shall deliver the Purchase Price as follows: (i) to the Stockholder, a wire transfer of immediately available funds in the amount of Ten Million Five Hundred Thousand Dollars ($10,500,000), of which the Stockholder hereby directs Buyer to distribute $1,522,529.35 in the aggregate to the LTIP Recipients (as defined below) listed on Schedule 2.2 in the amounts listed opposite such LTIP Recipients’ name with respect to such LTIP Recipients’ rights under the LTIP (as defined below) (the “Closing Payment”), and (ii) to the Escrow Agent, a wire transfer of immediately available funds in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Escrowed Cash”).

2.3    Escrow Agreement. Concurrently with the execution and delivery of this Agreement, the parties are entering into the Escrow Agreement, pursuant to which the Escrow Agent shall hold a portion of the Escrowed Cash in an escrow account for a period of not less than two years following the Closing Date, as described in the Escrow Agreement (the “Escrow”). On the Escrow Release Date (as defined in the Escrow Agreement), all remaining Escrowed Cash, less the aggregate amount, if any, of losses for which NMHC or Buyer has provided notice in accordance with Section 10.3 (whether or not adjudicated or resolved) and which were not withheld from a previous distribution from escrow, shall be released from escrow, and delivered to the Stockholder and to the Buyer or NMHC for the purpose of payment to the LTIP Recipients in accordance with the terms of the Escrow Agreement. The amounts to be paid to the Buyer or NMHC on behalf of the LTIP Recipients shall be calculated as set forth in Schedule 2.2.

2.4 Working Capital Adjustment to Purchase Price.

(a)     Prior to the Closing Date, the Company shall have prepared and delivered to Buyer a good faith estimate (“Estimate Statement”), prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied in a manner consistent with the preparation of the Financial Statements (as defined in Section 3.5) delivered pursuant to this Agreement, estimating the aggregate amount of the Company’s Working Capital (as defined below) as of the Assumed Closing Date (as defined below) (“Estimated Closing Date Working Capital”). If the Estimate Statement does not reflect a positive Estimated Closing Date Working Capital (a “Deficit”), the Purchase Price shall be adjusted on a dollar for dollar basis to reflect such Deficit, and the Closing Payment to be paid on the Closing Date shall also be reduced by the amount of such Deficit.

(b)     Within 90 calendar days after the Closing Date, Buyer shall prepare and deliver to a committee of four persons to be named by the Stockholder, the duly appointed representatives of the Stockholder (the “Representative”), its written determination (the “Determination”) of the Company’s Working Capital as of the Closing Date (“Closing Date Working Capital”), to be prepared in a manner consistent with the preparation of the Estimate Statement, including in reasonable detail the basis and method for such Determination.

(c)     If Buyer fails to deliver the Determination to the Representative within 90 calendar days after the Closing Date, then the Estimated Closing Date Working Capital shall conclusively be presumed to reflect the final Closing Date Working Capital amount. If Buyer delivers the Determination to the Representative in a timely matter and the Representative shall not have given written notice to Buyer within 30 calendar days after delivery of the Determination to the Stockholder, setting forth with particularity any objection of the Representative to the Determination, as well as the Representative’s determination of what the Closing Date Working Capital should be, then the Closing Date Working Capital set forth in the Determination shall be deemed final and binding upon the parties for all purposes of this Agreement (“Closing Date Statement”).

(d)     In the event the Representative gives timely written notice of any objection to such Determination (containing all of the information described in paragraph (b) above) within such 30 calendar day period, Buyer and the Representative shall use all reasonable efforts to resolve the dispute within 30 calendar days following the receipt by Buyer of such written notice from the Representative. If a resolution is reached, such resolution shall be final and binding on the parties and the Closing Date Working Capital shall be set forth on a mutually acceptable statement and such statement shall be the Closing Date Statement.

(e)     If Buyer and the Representative are unable to reach an agreement within such 30 calendar day period, the matter shall be submitted to an independent firm of certified public accountants mutually acceptable to Buyer and the Representative (the “Independent Accountant”) for determination of the Closing Date Working Capital to be prepared in a manner consistent with the preparation of the Audited Financial Statements, which determination shall be deemed to be the Closing Date Working Capital and shall be final and binding upon Buyer and the Stockholder. The Closing Date Working Capital shall be set forth on a mutually acceptable statement and such statement shall be the Closing Date Statement.

(f)     The fees and expenses of the services of the Independent Accountant shall be paid by the Stockholder if (1) the difference between (A) the Closing Date Working Capital resulting from the determinations of the Independent Accountant, and (B) the Closing Date Working Capital resulting from the determinations of the Representative on behalf of the Stockholder, is greater than (2) the difference between (A) the Closing Date Working Capital resulting from the determinations of the Independent Accountant, and (B) the Closing Date Working Capital set forth in the Determination delivered by Buyer hereunder; otherwise, such costs and expenses of the Independent Accountant shall be borne equally by the parties.

(g)     Upon completion of the Closing Date Statement, the Purchase Price shall be adjusted as follows: If the Closing Date Working Capital as shown on the Closing Date Statement is (A) not greater than zero and (B) is less than the Estimated Closing Date Working Capital (i.e. the amount of negative Working Capital as shown on the Closing Date Statement is greater than the amount of negative Working Capital shown on the Estimate Statement), then the Stockholder shall pay to Buyer directly, and not from Escrowed Cash, within three business days following the date of completion of the Closing Date Statement the difference between the Closing Date Working Capital as shown on the Closing Date Statement and the Estimated Closing Date Working Capital (the “Closing Deficit”) by wire transfer of immediately available funds. If the amount of the Closing Deficit is not paid in a timely manner, Buyer shall have the right to have the amount of the Closing Deficit paid from the Escrowed Cash, upon which the Stockholder shall be obligated to deposit such amount with the Escrow Agent as additional Escrowed Cash.

        The term “Assumed Closing Date” shall mean 11:59 p.m. on the day which is five business days prior to the Closing Date.

        The term “Working Capital” as used in this Agreement shall mean, as of the date measured, (a) the Company’s total current assets, including, but not limited to, all impound cash and excluding (i) any amounts receivable from the Stockholder, (ii) any deferred tax asset, (iii) deposits on leases, (iv) manufacturers rebates receivable more than 180 days after the end of the quarter in which such rebate receivable was properly recorded and (v) other accounts receivable more than 90 days past due less (b) the Company’s total current liabilities, including, but not limited to, (i) 100% of the liabilities associated with the impound cash account (deposits and interest thereon), (ii) bonuses that are payable by Buyer to employees described on Schedule 2.4(g) hereto, (iii) all remaining deferred compensation payable to Dr. John Skhal, (iv) liabilities corresponding to manufacturers rebates receivable, and (v) the $250,000 corresponding to the D&O/E&O Insurance (defined below), and excluding (x) the Company’s indebtedness for borrowed money, which at the Closing shall be zero, (y) liabilities relating to the Company’s Long Term Incentive Plan (“LTIP”), which shall be discharged in accordance with Sections 2.2, 2.3 and 2.6 and (z) expenses in connection with the preparation and delivery of this Agreement, which shall be paid by the Stockholder on the Closing Date, prepared in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements.

2.5 Gross Profit Adjustment to Purchase Price.

(a)     If the Gross Profit, as reflected in the Audited Financial Statements delivered to Buyer pursuant to Section 7.1(o) hereof, is less than the Gross Profit reflected in Unaudited Financial Statements (as defined in Section 3.5(a)), attached hereto as Exhibit D pursuant to Section 3.5 (a “Gross Profit Shortfall”), and Buyer and NMHC have waived the closing condition set forth in Section 7.1(o) and have elected to proceed with the Closing, the Purchase Price and the Closing Payment shall be reduced by an amount equal to 4.4 times such Gross Profit Shortfall (the “Gross Profit Deficit Amount”).

(b)     For the purposes of this Section 2.5, the term “Gross Profit” shall mean, for the year ended December 31, 2004, Revenues less Cost of revenues prepared and presented on a consistent basis as the audited statements of income of the Company as of December 31, 2003 and December 31, 2002.

2.6 Earn-Out.

(a)     The Stockholder shall be entitled to receive as additional Purchase Price, earn-out payments (the “Earn Out”), calculated and paid in the manner described below; provided, that (i) in no event shall the Earn Out exceed Thirty Million Dollars ($30,000,000) in the aggregate; (ii) payment of any Earn Out shall be subject to setoff and reduction for any claims that Buyer or its Affiliates may have against the Stockholder, including any claims for indemnification under Article 10 hereof and claims under Sections 2.4 and 2.5 to the extent not satisfied; (iii) all calculations and determinations under this Section 2.6 shall be made in good faith solely by Buyer, subject to the dispute resolution provisions of Section 2.6(c); (iv) the Stockholder acknowledges that Buyer is not providing any assurance that the achievement of the financial targets that would result in the payment of an Earn Out can or will occur; (v) Buyer shall market Med-Intelligence (defined below) in a manner to be determined by Buyer in its sole discretion; and (vi) a portion of any Earn Out shall be paid by Buyer to the LTIP Recipients as set forth opposite their respective names pursuant to the calculations and maximum amounts set forth on Schedule 2.2 in settlement of their respective rights.

(b)     NMHC shall pay to the Stockholder the following Earn-Out:

1.	four (4) times the amount by which (a) the sum of Claims Administration Fees, Rebate Revenue (excluding non-recurring rebate revenue from terminated clients), Sales Returns and Allowances (which shall always be a negative number) and Med-Intelligence Revenue (each item, as calculated in accordance with GAAP consistently applied in a manner consistent with the preparation of the Financial Statements (other than the January Financial Statements) (collectively, “Adjusted Gross Profit”); provided, however, in no event shall Adjusted Gross Profit include buying group revenue (including, but not limited to, par fees, Buyer administration fees and wholesale administration fees), interest income, grant revenue and other miscellaneous revenue) received from the Company Existing Clients (defined below) and any of the Company Potential Clients (defined below) exceeds (b) Ten Million Two Hundred and Fifty Thousand Dollars ($10,250,000), for the 12-month period commencing on March 1, 2005 (or, if the Closing has not occurred by March 15, 2005, then April 1, 2005 (the “Start Date”)), to be paid 90 days following the last day of such period; provided that any such payments pursuant to this Section 2.6(b)(1) shall in no event exceed Fifteen Million Dollars ($15,000,000) in the aggregate. “Company Existing Clients” and “Company Potential Clients” means, respectively, the entities listed on Exhibit B and Exhibit C hereto; provided, that in no event shall Potential Clients include any existing NMHC clients as of the date of this Agreement; and

2.	50% of the difference between (a) revenue from sales of Med-Intelligence to existing NMHC clients as of the date of this Agreement (other than Company Existing Clients and Company Potential Clients), less (b) amounts properly accruable with respect to, or payments related to, the performance guarantee on Med-Intelligence, for each of the three consecutive 12-month periods commencing on the Start Date, without duplication, to be paid 90 days following the last day of each such 12-month period; provided that any such payments pursuant to this Section 2.6(b)(2) shall not exceed Fifteen Million Dollars ($15,000,000) in the aggregate. For purposes of this Agreement, “Med-Intelligence” means any, in whole or in part, of the following three clinical tools and services provided by the Company as of the date of this Agreement to health benefit plans: Analytical Guide Pro, Prescriber Advisor and Drug Therapy Advisor; provided that no Earn Out will be owed in respect of the sale of any other distinct products or services.

    (c)        Earn-Outs shall be determined within 90 days after the first, second and third anniversary of the Start Date, subject to the provisions hereof, and shall be accompanied by a calculation, with reasonable detail, of the Earn-Outs, and the Representative, on behalf of the Stockholder, shall have 60 days to dispute such calculation by written notice to Buyer (“Notice of Dispute”). Buyer shall use its reasonable commercial efforts to provide quarterly information relating to the calculations under paragraphs (b)(1) and (b)(2) above to the Representative within 60 days after each calendar quarter beginning with the quarter ending June 30, 2005. Buyer shall make its books and records of account, budgets, forecasts and capital expense forecasts reasonably available to the Representative solely for use in verifying and calculating the Earn-Out. Failure by the Representative to provide Buyer a Notice of Dispute within such 60 days shall be deemed acceptance by the Representative of Buyer’s calculation. If the Representative does not dispute Buyer’s calculation or earlier accepts Buyer’s calculation in writing, then Buyer shall promptly remit the Earn-Out to the Stockholder. If the Representative disputes the calculation by providing a Notice of Dispute to Buyer from the Representative within such 60 days, then Buyer and the Representative shall have 30 days to negotiate in good faith to resolve the dispute. If such parties do not reach a mutual resolution from such negotiations, then the dispute shall be submitted to a nationally recognized independent public accounting firm agreeable to each such party and with whom neither such party (or any of its Affiliates) has had a relationship within the past 24 months. Such independent accounting firm shall be given reasonable access to available records to calculate the Earn-Out, which calculation shall be submitted by the independent accounting firm to Buyer and the Representative within 30 days. Each of Buyer and the Representative shall have 20 days thereafter to submit to each other and the independent accountant written comments on such calculation and an additional 15 days to similarly submit to each other and the independent accountant written rebuttal comments to each other’s initial comments. The independent accountant shall be entitled to receive only the records of Buyer related to the Earn-Out, and within 15 days after the rebuttal comment period, the independent accountant shall submit its final determination of the calculation solely related to the Earn-Out to each of Buyer and the Representative, on behalf of the Stockholder, which shall be final and binding on the parties hereto, and after which Buyer shall promptly remit to the Stockholder the Earn-Out amount as so calculated. Buyer and the Stockholder shall share equally the fees and expenses of such independent accounting firm. Interest shall accrue on the Earn-Out amount commencing on the date the Representative gives Notice of Dispute of the calculation, provided, however, that Buyer may remit at that time such amount as Buyer deems not in dispute and interest shall thereupon accrue only on the difference, if any, ultimately determined in accordance with this Section 2.6. The rate of interest shall be the rate of interest then published by JP Morgan Chase Bank, as its “prime” lending rate for commercial borrowers.

ARTICLE 3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        In order to induce NMHC and Buyer to consummate the transaction contemplated by this Agreement, the Company and the Stockholder hereby represent and warrant to NMHC and Buyer that the statements contained in this Section 3 are correct and complete (for purposes of this Agreement, “knowledge” or words of similar import, mean the actual knowledge of the Company, the Stockholder or the directors and officers of the Company or the Stockholder, and facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware), except as set forth in the disclosure schedule (the “Company Disclosure Schedule”). Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered sections contained in this Article 3.

3.1 Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of California. The Company has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Escrow Agreement (collectively, the “Transaction Agreements”) and to carry on its business as presently conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign entity in each jurisdiction set forth in Section 3.1 of the Company Disclosure Schedule annexed hereto, and all other jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so could not reasonably be expected to have a material adverse effect on the business, prospects, results of operations, condition (financial or otherwise) or assets of the Company (“Material Adverse Effect”). The Company has heretofore delivered to Buyer true and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The Company is not in violation of any provision of these Articles of Incorporation or Bylaws.

3.2 Subsidiaries. The Company does not own or control directly or indirectly any equity security or other interest of any other corporation, partnership, limited liability company, joint venture, association or other business entity, and the Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Capitalization; Voting Rights.

(a)     The Stockholder owns beneficially and of record the Company Shares, which constitute all of the issued and outstanding capital stock of the Company. No person other than the persons listed in Section 3.3(a) of the Company Disclosure Schedule are or will be entitled to receive any payment with respect to any of the Company Shares.

(b)     As of the date hereof, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations, contingent or otherwise, of the Company to purchase, redeem or otherwise acquire any shares of its capital stock.

(c)     All outstanding Company Shares have been duly authorized and validly issued, are fully paid, non-assessable and free and clear of any pledge, claim, lien, charge, mortgage, encumbrance, royalty obligation or security interest of any kind or nature whatsoever (collectively, “Liens”), and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d)     The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any outstanding Company Shares.

(e)     None of the outstanding Company Shares have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

(f)     There exists no option plan or other agreement or understanding between the Company and any person to purchase equity securities of the Company or which provides for acceleration or other changes in the vesting provisions or other terms of the Company’s securities, whether as the result of any merger, reorganization, consolidation, sale of the Company’s securities or assets, change in control or any other transaction(s) by the Company.

(g)     Except with respect to the purchase of Company Shares as contemplated by this Agreement, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting between or among the Company and the Stockholder.

(h)     There are no outstanding obligations, contingent or otherwise, of the Company to purchase, redeem or otherwise acquire any shares of its capital stock.

3.4 Authorization; Binding Obligations. All action on the part of the Company, the Stockholder and their respective directors and officers, necessary for the authorization of the Transaction Agreements, the performance of all obligations of such parties hereunder and thereunder at the Closing and the sale and delivery of the Company Shares pursuant hereto has been taken or will be taken prior to the Closing. Each of the Transaction Agreements, when executed and delivered, will be a valid and binding obligation of the Company and the Stockholder, enforceable against them in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies. The consummation of the transactions contemplated by this Agreement are not and will not be subject to any preemptive rights, rights of first refusal, anti-dilution rights or similar rights (collectively, “Preemptive Rights”) in favor of any third party.

3.5 Financial Statements.

(a)     The following are attached hereto as Exhibit D:  the Company’s (a) unaudited balance sheet (the “Balance Sheet”) as of December 31, 2004 (the “Balance Sheet Date”) and unaudited statement of income and cash flows for the twelve months ended December 31, 2004 (collectively, the “Unaudited Financial Statements”), (b) unaudited balance sheet as of January 31, 2005 and unaudited statement of income and cash flows for the one-month period ended January 31, 2005 (“January Financial Statements”), and (c) the Company’s audited balance sheets as of December 31, 2003 and December 31, 2002 and audited statements of income and cash flows for the twelve months ended December 31, 2003 and December 31, 2002 (together with the Unaudited Financial Statements and the January Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied (except in the case of the January Financial Statements for the absence of footnote disclosures and year-end adjustments which shall not be material in aggregate) are complete and correct in all material respects, and present fairly the financial condition and position, results of operations, and statement of cash flows of the Company as of the their respective dates and for their respective periods. The Audited Financial Statements will be prepared in accordance with GAAP, consistently applied, will be complete and correct in all material respects, and present fairly the financial condition and position, results of operations, statement of cash flows of the Company as of December 31, 2004 and for the year then ended. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the statements of income included in the Financial Statements and in the Audited Financial Statements do not and will not contain any material items of special or non-recurring income or other income not earned, or omit any expenses incurred, in the ordinary course of business or otherwise, except as expressly specified therein. No portion of the business of the Company has been conducted through any person or entity other than the Company.

(b)     All assets reflected in the Balance Sheet have a value determined in accordance with GAAP.

(c)     The accounts receivable of the Company as set forth on the Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, contra, set-offs or counterclaims; except as set forth in Section 3.5(c) of the Disclosure Schedule, to the Company’s knowledge, are collectible or realizable at the full recorded amount thereof (less, in the case of accounts receivable appearing on the Balance Sheet, the recorded allowance for collection losses on the Balance Sheet, and less, in the case of accounts receivable charged back to pharmacies, the Company’s management fee), over the period of usual trade terms (by use of the Company’s normal collection methods without resort to litigation or reference to a collection agency); and, except as set forth in Section 3.5(c) of the Company Disclosure Schedule, do not arise under agreements in which the Company disclaims responsibility for forwarding payments to a “pharmacy provider” or “member” in the event the other party to such agreement fails to make payment to the Company with respect to a claim, or the other party acknowledges that it has sole financial responsibility for the payment of claims for “covered services” until such time as it has transmitted payment to the Company.

(d)     Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, the liabilities on the Balance Sheet consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of business to persons that are not affiliates of the Company.

(e)     The books, records and accounts of the Company accurately and fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not used its impound cash as a source or payment for any dividends or other distributions to itself or the Stockholder. The Company has not engaged in any transaction, maintained any bank account or used any of the funds of the Company except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Company.

3.6 Internal Controls.

(a)     The management of the Company has no knowledge of (A) any significant deficiencies in the design, or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that (i) material information relating to the Company is made known to management of the Company, (ii) transactions are executed in accordance with management’s general or specific authorizations, (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s general or specific authorization and (v) the recorded accountability for assets is compared with the existing assets at intervals the Company believes to be reasonable intervals and appropriate action is taken with respect to any differences.

(b)     Since January 1, 2003, except as set forth in Section 3.6(b) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company or the Stockholder, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company’s internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(c)     To the knowledge of the Company and the Stockholder, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any law, rule, regulation, order, decree or injunction. Neither the Company nor, to the knowledge of the Company, any contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

3.7 Absence of Undisclosed Liabilities. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, the Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company), including taxes with respect to or based upon the transactions occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, and there is no act or omission or any state of facts that could reasonably be expected to give rise to any such debt, obligation or liability, except (1) to the extent set forth on or reserved against on the Financial Statements (other than the January Financial Statements); and (2) current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business consistent as to type and amount with past practice since the Balance Sheet Date, none of which is a liability for a breach of contract or breach of warranty, or will, individually or in the aggregate, have a Material Adverse Effect.

3.8 Agreements; Action.

(a)     Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its directors, officers or affiliates.

(b)     Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (1) obligations (contingent or otherwise) of, or payments to, the Company, other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business and that do not involve obligations of or payments to the Company in excess of $25,000 for each customer individually, and $35,000 for each pharmacy or pharmaceutical manufacturer individually, or (2) the transfer or license of any software, technology, patent, copyright, trade secret or other proprietary right to or from the Company (including without limitation any license forming part of or relating to Med-Intelligence, and other than licenses arising from the purchase of “off the shelf” or other standard, commercially available products), or (3) a guaranty of any indebtedness or obligations of any person or entity, or (4) a covenant not to compete or other restriction on the Company’s ability to conduct a business or engage in any other activity, or (5) any agreement for employment of any officer or other employee, or (6) any collective bargaining agreement or other agreement with any labor union, employee representative or group of employees, or (7) any agreement or lease under which the Company leases any real or personal property, either as lessor or lessee, or (8)  provisions restricting the development, manufacture or delivery/distribution of the Company’s products or services, or (9) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business), or (10) agreements providing product warranty or extended service obligations to customers (all of the foregoing agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs and decrees, together with those referred to in paragraph (b) above are collectively referred to herein as the “Company Agreements”).

(c)     The Company has delivered to Buyer true and complete copies of all of the Company Agreements. Except as indicated in Section 3.8(c) of the Company Disclosure Schedule, the Company Agreements are legal, valid, binding and enforceable on the Company, and to the knowledge of the Company, all other parties thereto in accordance with their terms and in full force and effect, and there is not under any of such Company Agreements (i) any existing or claimed default by the Company or event which, with the notice or lapse of time, or both, could constitute a default by the Company, or (ii) to the knowledge of the Company, any existing or claimed default by any other party or event which with notice or lapse of time, or both, could constitute a default by any such party. Except as indicated in Section 3.8(c) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not result in a breach of or default under, or require the consent of any other party to, or give rise to a right of termination or acceleration or the creation of a lien by any other party to, any of the Company Agreements. Except as indicated in Section 3.8(c) of the Company Disclosure Schedule, no Company Agreement (which, with respect to the Company Agreements defined in Section 3.8(b)(1), shall refer only to the customer and pharmacy agreements described in Section 3.27) is cancelable or terminable by its terms within 60 days of the Closing Date. There is no actual or, to the knowledge of the Company or the Stockholder, threatened termination, cancellation, modification or limitation of any Company Agreements. Except in the ordinary course of business, there are no negotiations pending or in progress to revise any material terms of such Company Agreements. To the knowledge of the Company, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Company Agreements.

(d)     Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since the Balance Sheet Date, the Company has not (1) authorized or made any distribution upon or with respect to any equity securities, (2) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $10,000 or, in the case of indebtedness for money borrowed and/or liabilities individually less than $10,000, in excess of $50,000 in the aggregate, (3) made any loans or advances to any person, other than ordinary advances for travel expenses, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

(e)     For the purposes of subsections (b) and (d) above, all indebtedness for borrowed money, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.9 Obligations to Related Parties. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there are no obligations of the Company to directors, officers, or employees of the Company or any of the Stockholder, other than for (a) payment of salary for services rendered for the current pay period and quarterly cash performance bonuses for employees for the current calendar quarter that are, in each such instance, consistent with the salary and cash performance bonuses paid by the Company in previous calendar quarters, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) other standard employee benefits made generally available to all employees. None of the directors, officers or employees of the Company or the Stockholder, or any member of their immediate families, is indebted to the Company. Except as set forth in Section 3.9 of the Company Disclosure Schedule, to the knowledge of the Company or the Stockholder, none of the directors, officers or employees of the Company or the Stockholder, or any member of their immediate families, has any direct or indirect ownership interest in any firm or company with which the Company is affiliated or with which the Company has a business relationship, or any firm or company which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. To the knowledge of the Company or the Stockholder, no director, officer or employee of the Company or Stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or company.

3.10 Changes. Except as set forth in Section 3.10 of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been:

(a)     Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect;

(b)     Any resignation or termination of any officer, key employee or group of employees of the Company; and the Company and the Stockholder, to their respective knowledge, do not know of the impending resignation or termination of employment of any such officer, key employee or group of employees;

(c)     Any material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)     Any damage, destruction or loss, with respect to the assets of the Company, whether or not covered by insurance;

(e)     Any waiver by the Company of a valuable right or of a material debt owed to it;

(f)     Any direct or indirect loans made by the Company to the Stockholder, director, employee or officer of the Company, other than advances made in the ordinary course of business and listed in Section 3.10(f) of the Company Disclosure Schedule;

(g)     Any change in any compensation or benefit arrangement or agreement with any director, officer or employee except for ordinary course promotions and step salary increases, involving no more than $10,000 individually or $50,000 in the aggregate;

(h)     Any authorization or payment of any distribution of any kind of the assets of the Company, including bonus payments to any director, employee or officer of the Company;

(i)     Any dividends on or other distributions (whether in cash (impound or otherwise), stock or property or any combination thereof), directly or indirectly, in respect of the Company Shares;

(j)     Any labor organization activity related to the Company;

(k)     Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(l)     Any failure to pay or discharge when due any liability or obligation;

(m)     Any delayed or postponed payment of accounts payable and other liabilities outside the ordinary course of business;

(n)     Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(o)     Any material change in any method of accounting or accounting practice;

(p)     Any change in any material agreement to which the Company is a party or by which it is bound;

(q)     Any claim asserted, action, suit or proceeding instituted, or investigation commenced by any governmental or regulatory body;

(r)     Any other event or condition of any character that, either individually or cumulatively, could reasonably be expected to have a Material Adverse Effect; or

(s)     Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (q) above.

3.11 Title to Properties and Assets; Liens, Etc.

(a)     Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no Liens other than (a) those resulting from taxes which have not yet become delinquent, and (b)  purchase money liens or personal property leases that have arisen in the ordinary course of business and that secure indebtedness not in excess of the purchase price of the assets to which such liens relate. To the knowledge of the Company, all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the operation of the Business (as defined in Section 6.9) and as currently conducted. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound and, to the knowledge of the Company and the Stockholder, each of the other parties thereto is also in compliance with all material terms thereof. There are no properties or assets that are required to enable Buyer to operate the business of the Company on substantially the same basis as such business has been operated prior to the date hereof that are not owned, leased or licensed by the Company. Except as set forth in Section 3.11 of the Company Disclosure Schedule, all assets of the Company are located on the premises currently occupied by the Company and are in the Company’s exclusive possession and control.

(b)     The Stockholder holds its Company Shares free and clear of any Liens; and the sale and delivery of the Company Shares to Buyer will vest in Buyer all right, title and interest in and to the Company Shares, free and clear of all Liens.

3.12 Intellectual Property.

(a)     Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company owns or possesses sufficient legal rights, free and clear of all Liens, in and to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, license agreements, information, software (including without limitation Med-Intelligence) and other proprietary rights and processes currently utilized by the Company or necessary for its business as now conducted and as presently proposed to be conducted, without any infringement of the rights of others (“Company Intellectual Property”). The Company Intellectual Property that is registered with the U.S. Patent and Trademark Office is subsisting, in full force and effect, has not been cancelled or abandoned, has not expired, and is valid and enforceable. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, there are no outstanding options, inbound or outbound licenses or license agreements or agreements of any kind relating to the foregoing proprietary rights (including without limitation Med-Intelligence), nor is the Company bound by or a party to any options, inbound or outbound licenses or license agreements or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, software and other proprietary rights and processes of any other person or entity, other than such licenses or agreements arising from the purchase of “off the shelf” or standard, commercially available products. None of the license agreements of the Company grants any third party exclusive rights to or under any Company Intellectual Property or the right to sublicense any Company Intellectual Property. The Company is in compliance with, and has not breached any material term of any of such license agreements and, to the knowledge of the Company, all other parties to such license agreements are in compliance with, and have not breached any material term of, such license agreements. Following the Closing Date, the Company will be permitted to exercise all of the rights of the Company under such license agreements to the same extent the Company would have been able to had the Closing not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(b)     Neither the Company, nor the Stockholder, director or officer of the Company has any notice or knowledge, or has received any communications alleging, that the Company has violated or infringed or, by conducting its business as presently conducted, could reasonably be expected to violate or infringe any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor does the Company have any knowledge of any basis therefor.

(c)     Neither the Company, nor the Stockholder, director or officer of the Company has any notice or knowledge, or has received any communications alleging, that a person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, software and other proprietary rights and processes currently utilized by the Company.

(d)     The Company has no knowledge that any of the key employees of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that could reasonably be expected to interfere with their duties to the Company or that could reasonably be expected to conflict with the Company’s business as presently conducted. It is not, nor will it be, necessary for the Company in the conduct of its business to utilize any inventions, trade secrets or proprietary information of any key employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company and which are disclosed in Section 3.12(c) of the Company Disclosure Schedule. The Company has obtained proprietary rights and confidentiality or similar agreements from each of its employees, consultants and other independent contractors, effectively conveying to the Company all copyrights, patents, trademarks and other intellectual property rights of such employees with respect to any work performed by, and ideas and inventions created by, such employees during the term or in the course of their employment or retention by the Company (including without limitation in connection with the development of Med-Intelligence) in the form provided to Buyer by the Company.

(e)     To the extent that any intellectual property or technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto, and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted, all intellectual property rights therein.

(f)     To the knowledge of the Company, all computer software and other technology developed by the Company were created without infringing, misappropriating or otherwise violating any intellectual property rights of any third party. To the knowledge of the Company, the software and other technology licensed by the Company from any third party were created without infringing, misappropriating or otherwise violating any intellectual property rights of any third party. No current or former director, officer or employee of the Company will, after the Closing Date, own or retain any rights in, to, or under any of the Company’s patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights.

3.13 No Violation. The execution and delivery of the Transaction Agreements by the Company and the Stockholder do not, and the consummation by the Company and the Stockholder of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof, except as set forth in Section 3.13 to the Company Disclosure Schedule (i) conflict with, or result in any violation of or default under, any provision of the Company’s Certificate of Incorporation or Bylaws; (ii) except as set forth in Section 3.13 to the Company Disclosure Schedule, conflict with, or result in any violation of or default or loss of any benefit under, any contract or license, or any Law or any order, writ, judgment, injunction, decrees, stipulation, determination or award entered by or with any Governmental Entity (“Governmental Order”), to which the Company or the Stockholder is a party or to which any of their respective properties are subject; (iii) except as set forth in Section 3.13 to the Company Disclosure Schedule accelerate, the performance required by any contract or license to which the Company or the Stockholder is a party, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, will result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets of the Company or the Stockholder; (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any license or (v) result in the Company being required to pay any material amount or refund to any customer or licensee of the Company in respect of amounts received by the Company in advance of the performance of services.

3.14 Approvals. Except as disclosed in Section 3.14 of the Company’s Disclosure Schedule, the execution and delivery of this by the Company and the Stockholder do not, and the performance of this Agreement by the Company and the Stockholder will not, require any consent, approval, authorization or other action by, or filing with or notification to, any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or court, tribunal or judicial or arbitral body or any private arbitrator (“Governmental Authority”) or other person under any Law or contract, other than such filings or registrations with, or authorizations, consents or approvals of Governmental Authorities as have been obtained or made prior to the date hereof.

3.15 Litigation. Except as set forth in Section 3.15 of the Company Disclosure Schedule, there is no claim, action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any officers, directors or key employees of the Company with respect to business activities on behalf of the Company, nor to the knowledge of the Company or the Stockholder is there any basis for any of the foregoing. The foregoing includes, without limitation, actions known by the Company to be pending or threatened, or as to which the Company or the Stockholder, director or officer has knowledge of a basis therefor, involving the prior employment of any of the employees of the Company, their use in connection with the business of the Company of any information or techniques proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. The Company has not received any written opinion or memorandum of legal advice from legal counsel to the effect that either of them is exposed to any liability which may be material to the business, prospects, results of operations, financial condition or assets of the Company. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it, and none of the assets of the Company and none of its business practices is in any manner, directly or indirectly, affected by injunction of any court or governmental, administrative or regulatory agency, body or officer. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.

3.16 Taxes.

(a)     The Company has properly prepared and timely filed all Tax Returns (as defined below) required to be filed by it relating to any and all Taxes (as defined below) concerning or attributable to the Company or its operations for any period ending on or before the Closing Date and such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Laws (as defined below). The Company has made available to Buyer copies of all Tax Returns filed for all periods since January 1, 1999.

(b)     All Taxes (whether or not shown on any Tax Return) payable by the Company have been fully and timely paid or extensions for payment have been properly obtained. The cash reserves or accruals for Taxes provided in the books and records of the Company with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established in accordance with GAAP and as of the date hereof are, or prior to the Closing Date, will be, sufficient for all such unpaid Taxes of the Company.

(c)     Neither the Company nor any person on behalf of or with respect to the Company has executed or filed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax of the Company. No power of attorney on behalf of the Company with respect to any Tax matter of the Company is currently in force.

(d)     The Company is not a party to any Tax-sharing agreement or similar arrangement with any other party, except for an arrangement with Stockholder described in Schedule 3.16(d) to the Company Disclosure Schedule and the Company has not assumed any Tax obligations of any other Person or agreed to indemnify any other Person with respect to any Tax.

(e)     Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, no Tax Return of the Company has been audited by the relevant taxing authority (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), and the Company has not been notified in writing of any request for such an audit or other examination. To the Company’s knowledge, no claim has been made by a taxing authority in a jurisdiction where Tax Returns of the Company have not been filed that it is or may be subject to taxation by that jurisdiction.

(f)     The Company has never been included in any consolidated, combined, or unitary Tax Return (other than consolidated, combined or unitary income Tax Return in which the Stockholder is the parent).

(g)     The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(h)     Neither the Company nor any other Person on behalf of the Company has done any of the following, as a result of such action or actions the Company would be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code of 1986 (“Code”) or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company, and the Company and the Stockholder have no knowledge that the Internal Revenue Service (“IRS”) has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company. Neither the Company nor any other Person on behalf of the Company has requested any extension of time within which to file any Tax Return of the Company, which Tax Return has since not been filed.

(i)     No property owned by the Company is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(j)     Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, the Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities that relate to a Tax matter of the Company.

(k)     The Company does not own any interest in any entity that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through or disregarded entity for any Tax purposes.

(l)     The Stockholder is not a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid to foreign persons.

(m)     The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(n)     The Company has no elections in effect for U.S. federal income Tax purposes under Sections 108, 168, 441, 472, 1017, 1033 or 4977 of the Code.

        The term “Law” or “Laws” as used in this Agreement shall mean any federal, state, local or foreign statue, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

        The term “Tax” or “Taxes” as used in this Agreement shall mean (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (3) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

        The term “Tax Returns” as used in this Agreement shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

3.17 Employees/Salaries.

(a)     The Company does not have collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation or benefit (including severance) plan or agreement. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the contracts of the Company with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, no employee of the Company has been granted the right to continued employment by the Company and no current or former employee of the Company is entitled to receive any material compensation or benefits following termination of employment. The Company does not have any knowledge that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.

(b)     Section 3.17(b) of the Company Disclosure Schedule contains a true, complete and correct list setting forth (i) the names, job descriptions/titles, current compensation rate (including but not limited to salary, commission and bonus compensation), date of hire, vacation accrual rate and accrued vacation time and other paid time off as of December 31, 2004 of all individuals presently employed by the Company indicating whether they are employed on a salaried, hourly or piecework basis, and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Company whose current annual compensation is or is expected to be in excess of $20,000. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, and for increases in the ordinary course of business consistent with the Company’s past compensation practices, (i) there has been no increase in the compensation of the foregoing individuals or independent contractors since December 31, 2004, and (ii) there has not been any promise to the employees orally or in writing of any bonus or increase in compensation, whether or not legally binding. The Company has not made any prepayments of salaries, bonuses or any other amounts due to any of its employees or former employees. All obligations to employees, whether for salaries, commissions, bonuses, vacation or otherwise, which are required to be accrued on the Financial Statements in accordance with GAAP consistently applied have been accrued on the Financials Statements in accordance with GAAP consistently applied.

3.18 Obligations of Management. Except as set forth in Section 3.18 of the Company Disclosure Schedule, each of David Keane, Jeanne Kleinsorg, Sandy Connell, Philip Parastoon and Steve Goforth (collectively, the “Key Employees”), is currently devoting substantially all of his or her business time to the conduct of the business of the Company. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company has no knowledge that any of the Key Employees or other significant employees of the Company is planning to work less than full time at the Company in the future. None of the Key Employees or other significant employees is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such Key Employee or significant employee is or will be compensated by such enterprise.

3.19 Registration Rights and Voting Rights. The Company is presently not under any obligation, and has not granted any rights, to register any of the Company’s presently outstanding securities. The Company has not entered into any agreement with respect to the voting of equity securities of the Company.

3.20 Compliance with Laws Generally; Permits. Compliance with (a) health care laws are covered in Sections 3.21 and 3.24 of this Agreement, and (b) environmental and safety laws are covered in Section 3.31 of this Agreement and (c) compensation and benefit laws covered in Section 3.30. With respect to other laws, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it.

3.21 Licenses, Authorizations and Provider Programs.

(a)     The Company holds all valid licenses and other rights, accreditations, permits and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business as heretofore conducted. The Company has taken all necessary action to maintain such licenses in full force and effect. Set forth in Section 3.21 of the Company Disclosure Schedule is a correct and complete list of such licenses, accreditations, permits and other authorizations, complete and correct copies of which have been provided to Buyer. True, complete and correct copies of all surveys of the Company or its predecessors in interest and conducted by any Governmental Authority or licensing or accrediting body during the past two (2) years have been provided to Buyer.

(b)     No violation, default, order or deficiency exists with respect to any of the items listed in Section 3.21 of the Company Disclosure Schedule. The Company has not received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed in Section 3.21 of the Company Disclosure Schedule, either to revoke, withdraw or suspend any license, right or authorization. No event has occurred which, with the giving of notice, the passage of time, or both, could reasonably be expected to constitute grounds for a material violation, order or deficiency with respect to any of the items listed in Section 3.21 of the Company Disclosure Schedule or to revoke, withdraw or suspend any such license, right or authorization. Except as listed in Schedule 3.21 of the Company Disclosure Schedule, no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization by reason of the acquisition contemplated by this Agreement.

3.22 Inspections and Investigations. Except as set forth and described in Section 3.22 of the Company Disclosure Schedule, (i) neither the Company, nor, to the knowledge of the Company, any licensed professional or other individual affiliated with the Company or who has provided services to the Company during the past three (3) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of the Company or such individual where such alleged improper activity related to the operations of the Company, nor has any Company received any notice of deficiency during the past three years in connection with the operations of its business, (ii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any Governmental Authority having jurisdiction over the Company or any of its assets or properties, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, and (iii) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Company or its assets or properties to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Attached as part of Section 3.22 of the Company Disclosure Schedule are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

3.23 Regulatory Compliance.

(a)     The Company has been operated at all times since January 1, 1999, and currently is, in compliance in all material respects with all Laws applicable to the Company or by which any property, business or asset of the Company is bound or affected, relating to the operation of its business as heretofore conducted, including without limitation: (i) Laws governing any Federal health care program (as such term is defined by the Social Security Act), including without limitation the Medicare and Medicaid programs and Laws relating to health care fraud and abuse and referrals, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (C) the physician self-referral (“Stark”) prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) the CHAMPUS statute (10 U.S.C. § 1071 et seq.), (F) the False Statement Accountability Act (18 U.S.C. § 1001), and (G) the Program Fraud Civil Penalties Act (31 U.S.C. § 3810 et seq.),; (ii) state Laws relating to health care fraud and abuse and referrals; (iii) state Laws relating to Medicaid or any other state health care or health insurance programs; (iv) federal or state Laws relating to the manner of handling, processing, and timely paying claims for payment for health care items or services; and (v) other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing or payment for such items or services.

(b)     Since January 1, 1999, neither the Company nor the Stockholder, nor to the knowledge of the Company or the Stockholder, any director, officer, employee or agent, of the Company, with respect to actions taken on behalf of the Company, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act (42 U.S.C. § 1320a-7a) or any regulations promulgated thereunder, (ii) has been excluded from participation in any Federal health care program or State health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense or has engaged in any act or conduct that would be a grounds for mandatory or permissive exclusion from participation in any Federal Health Care Program under Section 1128 of the Social Security Act (42 U.S.C. § 1320a-7), or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

(c)     The Company is in compliance in all material respects, to the extent applicable, with the terms and provisions of all Laws relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”). The Company has (i) undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for material compliance under all Healthcare Information Laws to the extent applicable to the Company’s operations as heretofore conducted, (ii) developed a plan and time line for coming into material compliance with all Healthcare Information Laws to the extent applicable to the Company’s operations as heretofore conducted (the “Compliance Plan”) and (iii) implemented those provisions of the Compliance Plan to ensure that the Company is and will remain in material compliance with all Healthcare Information Laws to the extent applicable to the Company’s operations as heretofore conducted.

3.24 Rates and Reimbursement Policies. Except for ethical limitations, the jurisdictions in which the Company conducts business do not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Company. The Company does not have any rate appeal currently pending before any Governmental Authority. The Company has no knowledge of any applicable law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement of any such legal requirement proposed or currently pending in the jurisdictions in which the Company does business, which could reasonably be expected to have a material adverse effect on the Company or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients or require the Company to obtain any necessary authorization which it does not currently possess.

3.25 Changes in Laws. To the knowledge of the Company, there are no pending changes in applicable law or regulations that could prevent the Company from conducting its business in substantially the same manner as its business has been heretofore conducted.

3.26 Customers and Suppliers.

(a)     Section 3.26 of the Company Disclosure Schedule lists (i) all suppliers of the Company to which the Company made payments during the period beginning January 1, 2004 through December 31, 2004, or expects to make payments during the period beginning January 1, 2005 through December 31, 2005, in excess of $15,000 in the aggregate, (ii) all customers of the Company during the period beginning January 1, 2004 through December 31, 2004, or each customer that the Company expects will pay to the Company during the period beginning January 1, 2005 through December 31, 2005 more than $25,000 aggregate net revenue (i.e., net of drug expenditures where applicable), (iii) all pharmacies that pay the Company $35,000 in transaction fees annually and pharmaceutical manufacturers that pay the Company administrative fees in excess of $35,000 annually, and (iv) all other suppliers and customers the loss of any of which, individually or in the aggregate with all other suppliers or customers affiliated with such supplier or customer, could have a Material Adverse Effect on the Company.

(b)     To the Company’s or the Stockholder’s knowledge, none of the Company’s customers or suppliers listed in Section 3.26 of the Company Disclosure Schedule intend to cease purchasing from, selling to or dealing with the Company nor has any information been brought to its attention which might lead them to believe any such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with the Company or to materially alter such purchases, sales or dealings in the event of the consummation of the actions contemplated by this Agreement. None of (i) the Company’s customers have informed the Company that it intends to cancel outstanding or currently anticipated contracts with the Company or (ii) the Company’s customers listed in Section 3.26 of the Company Disclosure Schedules have requested that the Company participate in a “request for proposal,” or similar process.

3.27 Business Relationships.

(a)     Except as disclosed in Section 3.27 of the Company Disclosure Schedule, the relationships between the Company and all customers, clients, third party payors, employees and vendors who receive goods and services from or provide goods and services to the Company are satisfactory, and neither the Company nor the Stockholder have any knowledge of (i) any facts or circumstances which could reasonably be expected to materially alter, negate, impair or in any way adversely affect the continuity of any such relationships or (ii) any complaints, claims, threats, plans or intentions to discontinue or curtail relations under any such relationships. The Company has no obligation to obtain the return of goods in the possession of customers.

(b)     Neither the Company nor the Stockholder have any knowledge of any present or future condition or state of facts or circumstances which could prevent the Company from carrying on its business after the Closing Date in the same manner as it is presently being carried on.

3.28 Absence of Certain Business Practices. Except as set forth in Section 3.28 of the Company Disclosure Schedule, neither the Company nor any of its directors or officers, employees or agents nor, to the knowledge of the Company or the Stockholder, any other person or entity acting on behalf of the Company, acting alone or together, have (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom the Company has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither the Company, nor, to the knowledge of the Company, any director, or officer thereof, has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the entities’ funds or been reimbursed from the entities’ funds for any such payment, or is aware that any other person associated with or acting on behalf of the Company have engaged in any such activities.

3.29 Environmental and Safety Laws. The Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

3.30 Employee Benefit Plans; ERISA.

(a)     Neither the Stockholder nor the Company maintains, participates in, has any obligation under or contributes to (or has an obligation to contribute to) on behalf of any current or former employee of the Company (or their beneficiaries or dependents) (1) any incentive, bonus, commission, deferred compensation, retention, change in control, severance or termination pay plan, agreement or arrangement, whether formal or informal and whether legally binding or not; (2) any pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement or any other employee benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not; (3) any fringe or welfare benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not; or (4) any other “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except as disclosed in Section 3.30(a) of the Company Disclosure Schedule (those arrangements disclosed in said schedule are herein collectively referred to as the “Benefit Plans”). Each such Benefit Plan that is sponsored by the Company is designated on Section 3.30(a) of the Company Disclosure Schedule under the heading “Company-sponsored Benefit Plans.” Each of the Benefit Plans is and has been maintained, operated and administered in all material respects in compliance with its terms the provisions of federal laws, ERISA, the applicable provisions of the Code, the regulations promulgated thereunder, the rulings and announcements issued thereunder and all other applicable laws and regulations. The Company has heretofore delivered or made available to Buyer true, complete and correct copies of (1) the most recent actuarial reports, if any, prepared with respect to each of the Benefit Plans; (2) the most recent Form 5500 (including all schedules and attachments), if any, filed with respect to each of the Benefit Plans; (3) the most recent determination letter from the IRS (if applicable) for such each Benefit Plan; (4) each Benefit Plan (and, if applicable, related trust agreements, funding arrangements and summary plan descriptions) and any amendments thereto and (5) all material communications with any Governmental entity or any current or former employees of the Company relating to any Benefit Plan. Section 3.30(a) of the Company Disclosure Schedule lists each participant in the Company’s Management Severance Plan (the “Severance Plan”) and his or her applicable salary multiple, bonus payment amount, and protection period following a change in control and each recipient (an “LTIP Recipient” and collectively, the “LTIP Recipients”), whether or not currently employed by the Company, of an outstanding award under the LTIP and the number of appreciation rights units, his or her base amount per unit and the number of full appreciation units held by each such LTIP Recipient. All amounts paid or payable to each LTIP Recipient under the LTIP pursuant to Sections 2.2, 2.3 and 2.6 represent the entire amount payable under the LTIP. Except as listed on Section 3.30(a) of the Company Disclosure Schedule, the Company has no other liabilities or obligations under the Severance Plan.

(b)     The Company has not engaged in a transaction in connection with which it could be subject either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(c)     Neither the Company nor any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) has ever maintained or been obligated to contribute to a plan covered by Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred or could be reasonably expected to incur any direct or indirect liability under Title IV of ERISA, contingent or otherwise.

(d)     Except as set forth in Section 3.30(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment or other service) (i) result in or cause any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Benefit Plan or any current or former director, officer, employee or other service provider of the Company, (ii) give rise to any obligation to fund any payment or benefit, (iii) give rise to any limitation on the ability of the Company to amend or terminate any Benefit Plan, or (iv) result in any payment or benefit that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code. All contributions (including all premiums, employer contributions and employee salary reduction contributions) required to made to each Benefit Plan have been timely made and all contributions for all periods through the Closing will be made to such Benefit Plan prior to the Closing Date. Except as set forth in Section 3.30(d) of the Company Disclosure Schedule, the Company does not maintain or contribute to, and is not obligated under any, plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services, except for continuation coverage provided pursuant to COBRA at no expense to the Company. Except as set forth in Section 3.30(d) of the Company Disclosure Schedule, each Benefit Plan designated as a “Company-sponsored Benefit Plan” on Section 3.30(a) of the Company Disclosure Schedule may be unilaterally amended or terminated by the Company (with respect to Company employees), without material damage or penalty, subject to rights of existing participants under the plans (with respect to Company employees).

(e)     The Company has received a favorable determination letter from the IRS as to the qualification under Section 401(a) of the Code of each Benefit Plan which is intended to meet the requirements of such Section 401(a) of the Code, including all amendments thereto for which the applicable remedial amendment period has lapsed, and the Company does not have any knowledge of amendments or other developments since the date of any such determination letter which could cause the loss of such qualified status.

(f)     None of the Benefit Plans’ assets include any Company Shares or other securities issued by the Company.

(g)     The Company has not maintained or contributed to or been required to contribute to a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.

(h)     There are no pending or, to the Company’s knowledge, threatened or anticipated claims by, against or on behalf of the Benefit Plans or related trusts other than uncontested, routine claims by participants and beneficiaries for benefits due and owing under such Benefit Plans.

(i)     Section 3.30(i) of the Company Disclosure Schedule lists each Benefit Plan, and any other agreement method or arrangement under which the Company has any liability, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the applicable Treasury guidance thereunder (the “Company 409A Plans”). None of the Company 409A Plans have been materially modified within the meaning of Notice 2005-1 and each Company 409A Plan has been operated in good faith compliance with the provisions of Section 409A of the Code and the Notice 2005-1 during calendar year 2005.

3.31 Company Books and Records. The books and records of the Company relating to organizational matters contain records of all material actions undertaken by their respective directors and officers, or, if no separate record exists, such actions were within the authority of the directors and officers taking such action.

3.32 Insurance; Insurance Policies.

(a)     All of the assets, properties and operations of the Company of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Company in such amounts and against such losses, casualties or risks as is (i) required by any Law applicable to the Company, or (ii) required by any contract or agreement entered into by the Company. Section 3.32 of the Company Disclosure Schedule contains a complete and accurate list of all insurance policies held or owned by the Company and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number, the amounts of coverage, the deductible in each case and all outstanding claims thereunder, which policies include all insurance (i) required by any Law applicable to the Company, or (ii) required by any contract or agreement entered into by the Company. Correct and complete copies of certificates of insurance for all such policies have been delivered to Buyer by the Company on or before the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms. The Company is not now in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and has failed to file any notice or present any claim thereunder in due and timely fashion. The Company has not been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance during the past five (5) years. Section 3.32 of the Company Disclosure Schedule contains copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by the Company or any predecessor during the past five (5) years.

(b)     Since its incorporation, the Company has continuously maintained workers compensation and employer liability, commercial property, errors and omissions, general liability, umbrella liability and general professional liability, insurance coverage on a claims made basis with tail coverage upon each change in carrier.

3.33 No Prebillings or Prepayments. Except as set forth in Section 3.33 of the Company Disclosure Schedule, the Company has not billed or received any payments (in the form of retainers or otherwise) from any of its customers or potential customers for services to be rendered or for expenses to be incurred subsequent to the date hereof.

3.34 Power of Attorney. Except as set forth in Schedule 3.34, the Company has not given to any person or entity for any purpose any power of attorney which is currently in effect.

3.35 Bank Accounts. Section 3.35 of the Company Disclosure Schedule contains a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a bank account, investment account, lock box, safe deposit box or other similar account, the number of each such account or box, the names of all persons authorized to draw thereon or to have access thereto, the amount on deposit in each such account and a description of the items in each such box as of a date not more than seven days prior to the date hereof.

3.36 Full Company Disclosure. Neither the Agreement, the exhibits thereto, nor any other document delivered by the Company to Buyer or its attorneys or agents in connection herewith or therewith, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3, THE PARTIES HEREBY AGREE THAT STOCKHOLDER AND THE COMPANY HAVE NOT MADE, AND DO NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, EITHER WRITTEN OR ORAL, OF ANY NATURE WHATSOEVER, UNLESS EXPRESS OTHERWISE PROVIDED IN THIS AGREEMENT.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

        In order to induce NMHC and Buyer to consummate the transaction contemplated by this Agreement, the Stockholder hereby represents and warrants to NMHC and Buyer that the statements contained in this Section 4 are correct and complete, as follows:

4.1 Ownership. The Stockholder holds of record and owns beneficially the Company Shares, free and clear of any Liens. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, court orders, proceedings, preemptive rights or agreements or instruments or understandings of any character to which the Stockholder is a party or by which it, is bound, obligating it, to deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, any Company Shares or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. The Stockholder is not a party to any voting trust, proxy, or other agreement, commitment or understanding, or any court order proceeding, with respect to the voting, dividend rights or disposition of any Company Shares, except as otherwise disclosed on the Company Disclosure Schedule. At the Closing, good and marketable title to the Company Shares being sold by the Stockholder will pass to Buyer free and clear of all Liens.

4.2 Authorization. The Stockholder has all requisite power and authority to enter into this Agreement and each of the other agreements contemplated hereby, and to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the other agreements contemplated hereby have been duly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery of this Agreement by the other parties) constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their respective terms (except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

4.3 No Violation. The execution and delivery of this Agreement and each of the other agreements contemplated hereby by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, conflict with, or result in a breach or violation of or default under, or accelerate the performance required by, the terms of any law, statute, regulation, order, judgment or decree or any agreement, contract, indenture or other instrument to which the Stockholder is a party or to which any of its properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon the Company Shares owned by, or any consideration to be received by, the Stockholder pursuant to the Agreement.

4.4 Approvals. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby by the Stockholder will not require the consent, approval, order or authorization of any governmental entity or regulatory authority or any other person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which the Stockholder is a party or to which any of its properties are subject, and no declaration, filing or registration with any governmental entity or regulatory authority is required by the Stockholder in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation by the Stockholder of the transactions contemplated hereby and thereby or the performance by the Stockholder of its obligations hereunder and thereunder.

4.5 Litigation. There is no claim, suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state, foreign, local or municipal commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or threatened against or affecting the Stockholder, the outcome of which would in any manner impair the Stockholder’s ability to perform its obligations hereunder or against the transactions contemplated by this Agreement.

4.6 Power of Attorney. The Stockholder has not given to any person or entity for any purpose any power of attorney which is currently in effect, other than the appointment of the Representative pursuant to Section 2.4 hereof.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF NMHC AND BUYER.

        In order to induce the Company and the Stockholder to consummate the transaction contemplated by this Agreement, NMHC and Buyer hereby represent and warrant to the Company and the Stockholder as follows:

5.1 Organization and Good Standing of NMHC. NMHC is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. NMHC has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted.

5.2 Organization and Good Standing of Buyer. Buyer is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. Buyer has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted.

5.3 Authorization; Binding Obligations. All action on the part of NMHC, Buyer, its directors and officers, necessary for the authorization of this Agreement, the performance of all obligations of such parties hereunder and thereunder at the Closing has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of NMHC and Buyer, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

5.4 No Violation. The execution, delivery, and performance of and compliance with the Agreement, and the consummation of the transactions contemplated by this Agreement will not, with or without the passage of time or giving of notice, or both, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of NMHC or Buyer or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to NMHC or Buyer, their businesses or operations or any of their assets or properties.

5.5 Approvals. The execution and delivery of this Agreement by NMHC and Buyer do not, and the performance of this Agreement and the additional agreements by NMHC and Buyer will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other person under any Law or contract, other than such filings or registrations with, or authorizations, consents or approvals of Governmental Authorities necessary for Buyer to conduct the business of the Company after Closing.

ARTICLE 6. Pre-Closing Covenants of the Parties. The Company, NMHC, Buyer and the Stockholder agree as follows with respect to the period between the execution and delivery of this Agreement and the closing:

6.1 General. Each of the Company, NMHC, Buyer and the Stockholder shall use their respective reasonable commercial efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to closing set forth in Sections 6.1 and 6.2 of this Agreement).

6.2 Notices and Consents. The Company and Buyer shall give any notices to, make any filings with, and use their respective best efforts to obtain any authorizations, consents and approvals of governments, governmental agencies and third parties that which are required to be given, made or obtained in connection with consummation of the transaction. Buyer shall keep the Company fully apprised of its actions with respect to all filings and submissions and shall promptly provide the Company, with copies of such filings and submissions, as well as any responses or notices with respect thereto. The Company and Buyer shall bear its own costs and expenses in preparing such filings and submissions; provided, that, Buyer shall pay all filing fees in connection therewith.

6.3 Affirmative Covenants of the Company. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, the Company shall:

(a)     operate the business of the Company only in the usual, regular, and ordinary course of business, consistent with past practices;

(b)     use reasonable commercial efforts to preserve intact its business organization, licenses, permits, government programs, private programs and customers;

(c)     use reasonable commercial efforts to retain the services of its employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations;

(d)     keep and maintain the Company’s assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and use reasonable commercial efforts to maintain its insurance, rights and licenses;

(e)     pay all accounts payable of the Company in accordance with past practice and use reasonable commercial efforts to collect all accounts receivable in accordance with past practice, but not less than in accordance with prudent business practices;

(f)     confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and to report the general status of ongoing business operations of the Company;

(g)     make available to Buyer true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable, and inventory control reports) and financial statements related to the Company;

(h)     cause all tax returns that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date, to be prepared and filed on or before the date such tax return is required to be filed (taking into account any extensions of the filing deadlines granted); provided, however, that any such tax return shall not be filed without a reasonable opportunity for prior review and comment by Buyer;

(i)     as soon as reasonably practicable after they become available, but in no event more than thirty (30) days following the end of each calendar month, deliver to Buyer true and complete copies of monthly financial statements of the Company for each calendar month ending subsequent to the date hereof in the format historically utilized by the Company;

(j)     perform in all respects all obligations under agreements relating to or affecting its assets, properties or rights, except for the failure of which performance could not reasonably be expected to have a Material Adverse Effect on the Company taken as a whole, financial or otherwise;

(k)     use reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage; and

(l)     notify Buyer of (i) any event or circumstance which is reasonably likely to have a material adverse effect on the Company or could reasonably be expected to cause or constitute a breach of any of the Company’s representations, warranties or covenants contained herein; or (ii) any unexpected change in the normal course of business or in the operation of the assets of the Company, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property. The Company shall keep Buyer fully informed of such events and permit Buyer’s representatives prompt access to all materials prepared in connection therewith.

6.4 Negative Covenants of the Company. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company will not do any of the following without the prior written consent of Buyer to the extent any of the following relates to or in any way may affect the Company, its assets, properties, operations, financial condition or prospects, or the transactions contemplated hereby:

(a)     take any action that (i) would constitute or result in a breach of any representation, warranty or covenant of the Company hereunder, or (ii) could reasonably be expected to (x) adversely affect the ability of any party to obtain any consents required for the transactions contemplated thereby, or (y) adversely affect the ability of any party hereto to perform its covenants and agreements under this Agreement or any of the other agreements, documents or instruments to be executed and delivered pursuant hereto or in connection herewith (collectively, the “Acquisition Documents”);

(b)     amend any of its organizational or governing documents, except as provided herein or for the purpose of accomplishing the transactions contemplated by this Agreement;

(c)     impose, or suffer the imposition, on any material asset of the Company of any Lien or permit any such Lien to exist;

(d)     other than pursuant to the Acquisition Documents, sell, pledge or encumber, or enter into any contract to sell, pledge or encumber, any interest in the assets or properties of the Company, having an aggregate market value in excess of $100,000 individually or $250,000 in the aggregate;

(e)     purchase or acquire any assets or properties of the Company, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

(f)     except for the employment agreements contemplated herein, grant any increase in compensation or benefits to the employees or officers of the Company; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed on the Schedules hereto; enter into or amend any severance agreements with officers of the Company; or grant any increase in fees or other increases in compensation or other benefits;

(g)     except for the employment agreements contemplated herein, enter into or amend any employment contract between the Company and any person or entity that the Company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Closing Date; (h) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

(i)     make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

(j)     commence any litigation other than in accordance with past practice, settle any litigation involving any liability of the Company for material money damages or restrictions upon the operations of their business;

(k)     except in the ordinary course of business and which is not material, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(l)     except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $5,000 in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to the Company;

(m)     take any action, or omit to take any action, which could reasonably be expected to cause any of the representations and warranties of the Company contained in this Agreement or in any of the other Acquisition Agreements to be untrue or incorrect in any material respect;

(n)     make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person;

(o)     declare or pay any dividend on or make other distributions (whether in cash, stock, property or any combination thereof), directly or indirectly in respect of the Common Stock;

(p)     solicit, accept, entertain, or negotiate any agreement, offer or indication of interest from any third-party or parties relating to the sale of any Company Shares or assets of the Company, other than sales of less than a material amount of assets in the ordinary course of business for fair value, consistent with past practice; or

(q)     take any action in contemplation or furtherance of any of the foregoing.

6.5 Access. The Company shall permit representatives of Buyer to have reasonable access, and in a manner so as not to interfere unreasonably with the normal business operations of the Company, to the premises, properties, personnel, books, records, contracts and documents of or pertaining to the Company. Within 15 calendar days after the end of each calendar month, the Representative shall provide to Buyer a copy of the Company’s unaudited interim financial statements for such month.

6.6 Confidentiality. Buyer acknowledges and agrees that Confidential Information of the Company has been and will be made available to it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees that prior to the Closing, neither it nor its affiliates will use, and that it will cause its advisors to whom Confidential Information has been or is disclosed not to use Confidential Information of the Company in any manner or for any purpose other than for the purpose of effectuating the transactions contemplated by this Agreement. Buyer further agrees that, prior to the Closing, it will not disclose any Confidential Information to any person; provided, that Confidential Information may be disclosed by Buyer (1) to any of its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, lenders and financial advisors) (collectively, the “Buyer Representatives”) who need to know such information in connection with the actual performance of their duties for Buyer; provided that Buyer shall inform each such Buyer Representative of Buyer’s obligations pursuant to this Agreement and Buyer shall be liable for any breach by any of Buyer’s Representatives of the provisions of this Agreement; (2) to the extent required by applicable law, rule or regulation; provided that Buyer shall (A) provide the Company, with prompt written notice prior to any such disclosure, (B) will cooperate with the Company in obtaining a protective order for such Confidential Information and (C) will disclose no more information than is required pursuant to such law, rule or regulation; or (3) if the prior written consent of the Company shall have been obtained.

        The term “Confidential Information” as used in this Agreement shall mean all information and documents which any director, officer of employee of the Company furnishes or otherwise discloses to Buyer or any of Buyer’s Representatives, together with all analyses, compilations, studies or other documents, records or data prepared by Buyer or any of Buyer’s Representatives that contain or otherwise reflect or are generated from such information and documents, provided that all such material is clearly identified in writing as Confidential Information at the time it is furnished by the Company. The term “Confidential Information: does not include any information that (1) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure by Buyer or any of Buyer’s Representatives in violation of this Agreement); (2) was available to Buyer on a nonconfidential basis from a source other than the Company who, insofar as is known to Buyer after reasonable inquiry, is not prohibited from transmitting the information to Buyer by a contractual, legal or fiduciary obligation to the Company; or (3) has been independently acquired or developed by Buyer without violation of any of its obligations pursuant to this Agreement.

6.7 No Other Offers. The Company shall not, nor shall the Company authorize or permit any officer, director, employee or the Stockholder of, any investment banker, attorney, accountant or other representative retained by, the Company or the Stockholder to, (i) entertain, encourage, solicit or initiate any inquiries or the making of any proposal that constitute, or may reasonably be expected to lead to any takeover proposal or (ii) engage or participate in any discussions or negotiations, or provide third parties with any information, relating to any such inquiry or proposal or (iii) agree to, enter into, accept, approve or recommend any takeover proposal. The Company shall promptly advise Buyer of any such inquiries or proposals and shall provide Buyer with the terms of such proposal. As used in this Section 6.7, “takeover proposal” shall mean any proposal outside of the ordinary course of the Company’s business, for (i) a merger or other business combination involving, directly or indirectly, the Company or (ii) the acquisition of any equity interest in the Company, or a substantial portion of the assets of the Company other than the transactions contemplated hereby or (iii) any similar transaction which is intended by the Stockholder to prohibit, restrict or delay consummation of the transactions described herein or to materially reduce the remaining value of the Company.

6.8 Employee Matters.

(a)     The Company does not and will not assume the sponsorship of, the responsibility for contributions to, or any liability in connection with, any Benefit Plan that is not designated as a “Company-sponsored Benefit Plan” on Section 3.30(a) of the Company Disclosure Schedule. The Company shall make available any continuation coverage with respect to any current or former employee of the Company (or covered dependent of such employee) required by Section 4980B of the Code due to qualifying events that occur before or on the Closing Date under, and in accordance with the terms of, a group health plan maintained by Buyer or the Company, provided that Stockholder shall be liable for any contracted employer-paid premiums under the applicable group health plan of Buyer or the Company (to the extent not reserved for on the Balance Sheet or the Closing Date Balance Sheet) for the duration of such coverage. Stockholder shall also be liable for any penalties, excise taxes or interest resulting from the failure to provide continuation coverage with respect to any current or former employee of the Company (or covered dependent thereof) required by Section 4980B of the Code due to qualifying events that occur before or on the Closing Date or any loss, liability or claim resulting from any other failure by the Company to comply with the requirements of COBRA on or before the Closing Date. Stockholder covenants and agrees to take all action necessary to fully vest all employees of the Company under the Stockholder’s 401(k) Retirement Plan.

(b)     No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of employment with Buyer or the Company in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, agreement, policy or arrangement that may be established by Buyer. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans, agreements, policies or arrangements of Buyer.

6.9 Non-Competition; Non-Solicitation.

(a)	The Stockholder acknowledges and agree that all Confidential Information regarding the Company, the Business (as defined below) or the PBM Services (as defined below) that the Stockholder may have heretofore acquired or may hereafter acquire, including all technical, marketing, financial results and other forecasts, plans, results, designs, ideas, developments, price lists, existing and potential Customer (as defined below) and vendor sources and lists (including without limitation the names and contact information for key personnel within a Customer or vendor organization), existing and potential supplier sources and lists, names, titles, duties and compensation information with respect to officers, directors and employees, as well as sales representatives and agents, promotional materials and other data and information (“Business Information”), whether in tangible or intangible form constitutes the exclusive property of the Company. The Stockholder further acknowledges that (i) the Company derives actual and potential economic value from the Business Information not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) the Company has expended and is currently expending substantial effort to acquire Business Information, and expends substantial effort, and expects its executives to expend substantial effort to maintain the secrecy of the Business Information. The Stockholder agrees and covenants that from and after the date hereof, the Stockholder will safeguard the Business Information from exposure to, or appropriation by, unauthorized persons, and that the Stockholder will not, directly or indirectly, without the prior written consent of the Buyer, at any time divulge or make any use of the Business Information except in connection with the consummation of the transactions contemplated by this Agreement and except for required disclosure pursuant to applicable Law or Governmental Order; provided, however, that Business Information shall not include information that (i) is known generally by the public, (ii) shall otherwise have come into the public domain without a breach by the Stockholder of any contractual or legal duty owed to the Company or the Buyer, or (iii) is subsequently rightly received by the Stockholder from a third party not in breach of any confidentiality or other legal obligation owed to the Company, the Buyer or any other person. At any time from and after the date hereof, upon request of the Buyer, the Stockholder covenants to deliver to the Buyer all information and materials, including all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof), relating to the Business Information, and the Company’s or Buyer’s Customers, that the Stockholder may then possess or have under its control.

(b)	The Stockholder agrees that for a period of five years from the Closing Date (the “Restricted Period”), the Stockholder, shall not, directly or indirectly:

1.	engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend its credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages anywhere within the United State in any business that is competitive with the Business, the PBM Services or any portion of either; provided, however, that the Stockholder may (i) own less than 2% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and (ii) engage in an Unrelated Business (as defined below).

2.	either for itself or any other person, solicit or hire any officer or employee of the Company or the Buyer or any of their respective affiliates at any time during the Restricted Period, without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, or knowingly solicit or induce any of such persons to leave the employ of the Company or the Buyer or any of their respective affiliates; or

3.	except for the PPN Services (as defined below), seek to sell any products or services to any Customer (as defined below), refer any sales of products or services from any Customer to any enterprise or business, or be paid or receive commissions or other consideration based upon or in consideration of sales of any products or services to any Customer by any enterprise or business.

(c)	If the Stockholder engages in an Unrelated Business at any time within the Restricted Period and, during such period, any customer or client of such Unrelated Business shall require any of the PBM Services, then the Stockholder shall refer such customer or client exclusively to the Buyer. If such customer or client elects to have any person other than the Buyer provided such PBM Services, or any portion thereof, then the Stockholder agrees that it shall not receive or accept, directly or indirectly, any compensation, commissions, finder’s fees or other consideration of any kind in connection with or as a result of the referral of such customer or client to such other person or the provision of such PBM Services by such other person to such customer or client.

(d)	The Stockholder acknowledges and agrees that the agreements and covenants contained in this Section 6.9 are essential to protect the value of the Company Shares being acquired by NMHC and the Buyer hereunder, that NMHC and the Buyer would not consummate the transactions contemplated hereby but for such agreements and covenants, and that legally sufficient consideration will be paid to the Stockholder for the non-competition provisions of this Section 6.9, and the Stockholder expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition provisions of this Section 6.9 should such enforcement ever become necessary. The Stockholder acknowledges that a remedy at Law for any breach or attempted breach of this Section 6.9 will be inadequate and further agrees that any breach of this Section 6.9 will result in irreparable harm to the assets and the Business; and the Stockholder covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Section 6.9 shall be interpreted in such manner as to be effective and valid under applicable Law but if any provision of this Section 6.9 shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 6.9. If any provision of this Section 6.9 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 6.9 but shall be confined in its operation to the provision of this Section 6.9 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 6.9 should ever be deemed to exceed the time or geographic limitations permitted by applicable Law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable Law. If the Stockholder violates any provisions of this Section 6.9, the Stockholder agrees that the effective period of each such covenant so violated shall be extended by a period of time equal to the period of such violation by the Stockholder. It is the intent of this Section 6.9 that the running of the effective period of each restrictive covenant shall be tolled during any period of violation of such covenant so that the Buyer shall get the full and reasonable protection for which it contracted and so that the Stockholder may not profit by the Stockholder’s breach of any covenant.

        The term “Business” as used in this Agreement shall mean the pharmacy benefit management business of (i) contracting with sponsors of pharmacy benefit plans, pharmacies or pharmacists to provide pharmaceutical products and/or services to sponsors of pharmacy benefit plans or individuals covered by pharmacy benefit plans; (ii) managing a network of pharmacies or pharmacists; (iii) processing the claims for such services; (iv) providing appropriate consulting services to managers of pharmacy benefit plans and their clients; (v) contracting directly with pharmaceutical manufacturers or third party rebate aggregators for the provision of rebates; and (vi) all activities reasonably related to the conduct of the foregoing activities, in each case as conducted by the Company both prior and subsequent to the transactions contemplated by this Agreement but shall not include the PPN Services offered by the Stockholder.

        For purposes of this Section 6.9, the term “Customer” means any person, firm, corporation, partnership, association or other entity to which the Company or Buyer or any of their respective affiliates provided goods or services during the Restricted Period or within 12 months prior to the commencement of the Restricted Period but does not include pharmacies in California.

        The term “PBM Services” as used in this Agreement shall mean services associated with the prescription benefit management business, including but not limited to: (i) claims administration; (ii) establishment and administration of a pharmacy network and benefits; (iii) mail order pharmacy services (by phone, fax or internet); (iv) drug utilization review; (v) disease state management and delivery of specialty pharmacy benefits; (vi) formulary creation and administration, (vii) rebate negotiation and administration; and (viii) therapeutic substitution programs, but shall not include the PPN Services offered by the Stockholder.

        The term “PPN Services” as used in this Agreement shall mean the Premier Pharmacists Networks services offered by the Stockholder described in Exhibit E hereto.

        The term “Unrelated Business” as used in this Agreement shall mean the design, development, marketing and sale of the software and/or the conduct of a prescription benefit management service bureau business, in either case, to the extent marketed, offered or sold, directly or indirectly, only to persons who are not Customers or vendors of the Company on the Closing Date and who were not such at any time during the twelve months preceding the Closing Date.

6.10 Acceleration of Vesting of Awards Under the LTIP. On or prior to Closing, the Company shall accelerate vesting of each outstanding award under the LTIP so that each such award shall be 100% vested from and after the Closing and amend the LTIP to eliminate any obligation of participants to remain in continuous service with the Company following the Closing in order to receive payment on his or her award, and the Stockholder shall satisfy any and all liabilities that may arise thereunder (including, without limitation, all payments required to be made under the LTIP to LTIP Recipients and other liabilities and obligations arising thereunder as a result of the transactions contemplated by this Agreement, other than any employment-related taxes required to be paid by an employer (not including amounts required to be withheld)).

ARTICLE 7. CONDITIONS TO CLOSING.

7.1 Conditions to NMHC’s and Buyer’s Obligations at the Closing. NMHC’s and Buyer’s obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a)	Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company and the Stockholder in Article 3 and 4 hereof shall (i) have been true and correct in all material respects as of the date hereof, and (ii) be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company and the Stockholder shall have performed all obligations and conditions herein required to be performed or observed by them on or prior to the Closing.

(b)	Performance of Obligations. The Company and the Stockholder shall have performed and complied with all of the respective agreements and conditions herein required to be performed or complied with by them on or before the Closing.

(c)	Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement, including the consents listed on Section 7.1(c) of the Company Disclosure Memorandum.

(d)	Delivery of Stock Certificates. The Stockholder shall have delivered to Buyer the certificates representing the Company Shares, duly endorsed (or accompanied by duly executed assignments apart from the certificates). NMHC and Buyer shall have no obligation to close on the purchase of any Company Shares unless all of the Company Shares have been tendered for sale at the Closing.

(e)	Payment of Company Indebtedness. Any outstanding interest-bearing indebtedness of the Company shall have been paid in full and all credit facilities pursuant to which the Company could incur interest-bearing indebtedness shall have been terminated (collectively, “Indebtedness”).

(f)	Secretary’s Certificate. Buyer shall have received from the Company’s Secretary a certificate having attached thereto (1) the Company’s Certificate of Incorporation as in effect at the time of the Closing, (2) the Company’s Bylaws as in effect immediately prior to Closing, (3) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, and (4) good standing certificates (or certificate of fact) (including tax good standing) with respect to the Company from the applicable authority(ies) in California and any other jurisdiction in which the Company is qualified to do business, dated not more than five business days prior to the Closing.

(g)     FIRPTA Certificate. A duly executed certificate of the Company in the form specified by Treasury Regulations Section 1.1445-2(b)(2).

(h)     Legal Opinion. Buyer shall have received from legal counsel to the Company an opinion addressed to Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

(i)     Proceedings and Documents. All proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(j)     Incumbency Certificate. Buyer shall have received a certificate from the Company as to the incumbency and signature of the officers of the Company, executed by the president and secretary of the Company.

(k)     Escrow Agreement. Buyer shall have received a duly executed copy of the Escrow Agreement.

(l)     Resignations. Buyer shall have received evidence of the resignations of all the directors and officers of the Company, effective as of the Closing Date.

(m)     LTIP. Buyer shall have received evidence that the Company has satisfied all of its obligations under Section 6.10 hereof in a manner satisfactory to Buyer and its counsel.

(n)     Severance Plan. Buyer shall have received evidence that the amendment to each individual’s awards under the Company’s Severance Plan in the form attached as Exhibit G hereto has been duly executed and delivered by all of the parties thereto.

(o)     Receipt of Audited Financials. The Company shall have delivered to Buyer the Company’s audited balance sheet as of December 31, 2004 and audited statements of income and cash flows for the twelve months ended December 31, 2004 prepared in accordance with GAAP applied on a consistent basis with the Financial Statements and presenting fairly the consolidated financial position of the Company at the respective dates thereof and the results of its operations and its statement of cash flows for the periods indicated, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent certified public accounting firm, for such financial statements (the “Audited Financial Statements”), which financial statements shall be identical to the Unaudited Financial Statements.

(p)     Termination of Credit Agreement. The Credit Agreement by and between the Company and Wells Fargo Bank, National Association, dated as of January 3, 2005 (the “Bank Credit Agreement”), shall have been terminated by the parties thereto and any cash account securing such Bank Credit Agreement shall have been released to the Company.

(q)     Other Documents. Buyer shall have received such other certificates and documents as Buyer or its counsel may reasonably request.

7.2 Conditions to Obligations of the Company and the Stockholder. The Company’s and the Stockholder’s respective obligations to consummate the transaction contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a)     Representations and Warranties True. The representations and warranties in Article 5 made by NMHC and Buyer shall (i) have been true and correct in all material respects as of the date hereof, and (ii) be true and correct in all mature respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(b)     Performance of Obligations. NMHC and Buyer shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Buyer on or before the Closing.

(c)     Delivery of Purchase Price. NMHC shall have delivered the aggregate purchase price specified by Section 1 hereof against receipt by NMHC of the Company Shares specified in such section.

(d)     Proceedings and Documents. All proceedings in connection with the transaction contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and their respective counsel, and the Company and their respective counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(e)     Other Documents. The Company shall have received such other certificates and documents as the Company or its counsel may reasonably request.

ARTICLE 8. POST-CLOSING COVENANTS OF THE PARTIES.

8.1 Further Actions. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the parties hereto will take such further action (including the execution, acknowledgment, delivery and filing of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10 below).

8.2 Regulatory Filings. Buyer shall provide all necessary information and its reasonable assistance to the Company in connection with any regulatory filings required by the transactions contemplated hereunder.

8.3 Tax Matters.

(a)     Straddle Periods. The taxable period of the Company shall be closed as of the close of the Closing Date; provided, that in any case where applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of Company beginning before and ending after the Closing Date shall be allocated (i) to the Stockholder for the period up to and including the Closing Date (the “Pre-Closing Period”), and (ii) to Buyer for the period subsequent to the Closing Date (the “Post-Closing Period”). For purposes of allocating Taxes hereunder, (x) any allocation of income or deductions required to determine any Taxes on income attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) with respect to Taxes other than Taxes on income, such allocation shall be done by application of a fraction, the numerator of which is the number of calendar days in the relevant Pre-Closing Period or Post-Closing Period and the denominator of which is the number of calendar days in the entire period.

(b)     Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholder when due, and the Stockholder will, at their expense, file all necessary Tax Returns and other documentation required to be filed by the Stockholder or the Company with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.

(c)     Tax Returns.

    (i)        Following the Closing, the Company or NMHC shall prepare (or cause to be prepared) all Tax Returns for periods ending on or before the Closing Date that are required to be filed after the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects and shall be prepared on a basis consistent with similar Tax Returns for the immediately preceding taxable period unless otherwise required by applicable law. NMHC shall provide Stockholder with a copy of each such Tax Return at least 30 days prior to the due date for the filing of such Tax Return, and not later than 5 days before the due date for payment of Taxes with respect to such Tax Returns, NMHC shall advise the Stockholder as to the amount of any Taxes owed pursuant to such pre-Closing Date periods and the Stockholder shall pay to the Company or NMHC an amount equal to that portion of the Taxes shown on such Tax Return for which the Stockholder has an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 10.1, subject to the Stockholder’s right to dispute such amount pursuant to Article 10.

    (ii)        Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all other Tax Returns of the Company required to be filed after the Closing Date. If any Taxes shown as due on such Tax Returns are indemnifiable by the Stockholder in accordance with Section 10.1 hereof, (A) such Tax Returns shall be prepared in a manner consistent with prior practice of the Company unless otherwise required by applicable laws; (B) Buyer shall provide the Stockholder with copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return; and (C) the Stockholder shall have the right to review the Tax Returns and reasonably agree as to their content. Not later than 5 days before the due date for payment of Taxes with respect to any such Tax Returns, the Stockholder shall pay to the Company an amount equal to that portion of the Taxes shown on such Tax Return for which the Stockholder has an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 10.1, subject to the Stockholder’s right to dispute such amount pursuant to Article 10.

(d)     No Section 338 Election. The Buyer shall not, in connection with the transactions contemplated by this Agreement, make or cause to be made any actual or deemed election under Section 338 of the Code or any corresponding provision of state, local or foreign law.

8.4 Tax Treatment of Indemnification Payments. The Stockholder and Buyer agree to treat any payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

8.5 Maintenance of Pre-Closing Insurance Coverage. Buyer shall maintain the same types and amounts of insurance coverage regarding the operation of the Company’s business after the Closing as the Company had prior to the Closing Date for such period of time as will maintain the pre-closing insurance coverage of the Company until claims against the Company arising from the Company’s operations prior to the Closing Date have all been barred by the applicable statutes of limitation.

8.6 Purchase of Director and Officer Insurance. Following the Closing, the Company shall purchase “tail” directors and officers, for at least one year, and errors and omissions, for at least three years, liability insurance coverage (“D&O/E&O Insurance”) having an aggregate premium not to exceed $250,000. Upon notice by NMHC to the Stockholder, the Stockholder shall pay NMHC (or, at NMHC’s election, the insurance carrier identified by NMHC) one-half of the total premium for the D&O/E&O Insurance.

8.7 Cooperation on Post-Closing Matters. Buyer and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes or any other matters for any periods prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s reasonable request) the providing of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Buyer further agrees, upon request, to use its reasonable best efforts to obtain any certificate or other document from any governmental body of any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

ARTICLE 9. TERMINATION.

9.1 Termination of Agreement The Parties may terminate this Agreement as provided below:

(a)     NMHC, Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)     NMHC or Buyer may terminate this Agreement by giving written notice to the Company (1) at any time prior to the Closing in the event that the Company has breached any representation, warranty or covenant contained in this Agreement in any material respect, NMHC or Buyer has notified the Company of the breach, and, if the breach is capable of cure, such breach has continued without cure for a period of 15 calendar days after the notice of breach; (2) if the Closing shall not have occurred on or before March 31, 2005, by reason of the failure of any condition precedent (other than failure to obtain any required governmental consent) pursuant to Section 7.1 of this Agreement to have occurred (unless the failure results directly and primarily from Buyer’s material breach of any representation, warranty or covenant contained in this Agreement); or (3) if the Closing shall not have occurred on or before March 31, 2005, by reason of the failure to obtain any required governmental consent (unless the failure results directly and primarily from Buyer’s material breach of any representation, warranty or covenant contained in this Agreement); and

(c)     the Company may terminate this Agreement by giving written notice to NMHC and Buyer (1) at any time prior to the Closing in the event NMHC or Buyer have breached any representation, warranty or covenant contained in this Agreement in any material respect, the Representative has notified NMHC and Buyer of the breach, and, if the breach is capable of cure, such breach has continued without cure for a period of 15 calendar days after the notice of breach; (2) if the Closing shall not have occurred on or before March 31, 2005, by reason of the failure of any condition precedent (other than failure to obtain any required governmental consent) pursuant to Section 7.2 of this Agreement to have occurred (unless the failure results directly and primarily from the Company’s breach of any representation, warranty or covenant contained in this Agreement); or (3) if the Closing shall not have occurred on or before March 31, 2005, by reason of the failure to obtain any required governmental consent (unless the failure results directly and primarily from the Company’s breach of any representation, warranty or covenant contained in this Agreement).

9.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 of this Agreement, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any party then in breach).

ARTICLE 10. INDEMNIFICATION.

10.1 General Indemnification by the Stockholder. The Stockholder shall indemnify and hold NMHC and Buyer, its successors and assigns, directors, officers, and affiliates (as applicable, the “Buyer Indemnified Party”) harmless from and against any and all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (including without limitation diminution in value, incidental or consequential damages, and reasonable attorneys’ fees and expenses at both the trial and appellate level, regardless of whether incurred in an action with a third-party or between the parties, inter se) (hereinafter collectively called “Damages”), whether or not involving a third party claim, which it may incur, directly or indirectly, as a result of or arising from, (a) any inaccuracy in any representation or warranty of the Company or the Stockholder under this Agreement or any of the other Acquisition Agreements (without regard to any materiality qualifier contained in such representation and warranty), (b) any breach by the Company or its Affiliates of any covenant or other agreement in the Agreement or any of the other Acquisition Agreements by any of them, (c) any Taxes for any taxable periods, or portions thereof, ending on or prior to the Closing Date (as allocated to such period pursuant to Section 8.3(a) of this Agreement); (d) any and all Taxes of any member of a consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date for which the Company is liable pursuant to Treas. Reg. § 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation or by reason of being a successor in interest or transferee of another Person; (e) any Indebtedness of the Company; (f) any Damages arising from or relating to the Department of Labor matters listed in Schedule 3.15 of the Company Disclosure Schedule (the “DOL Matter”) or (g) any Damages arising from or relating to claims with respect to the LTIP (including without limitation amounts owed to recipients of awards under the LTIP); provided, however, that such indemnification to be provided in respect of any matter referred to in clause (a) above (other than for breach of any representation or warranty set forth in Sections 3.1, 3.3, 3.4, 3.11, 3.16, 3.30 and 3.33) shall not exceed the aggregate Purchase Price; and provided, further that the Stockholder will have no liability for such indemnification under clause (a) above (other than with respect to Sections 3.1, 3.3, 3.4, 3.11, 3.16, 3.30 and 3.33) until the total of all Damages with respect to such matters exceeds $130,000 (“Basket”) at which time the Stockholder shall be obligated to indemnify Buyer for all Damages (including the Damages subject to the Basket); provided, however, that the Basket shall not be applicable to Damages involving fraud, willful misconduct or intentional misrepresentation. All of the representations and warranties in this Agreement by the Company shall survive the Closing for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 3.11, 3.12, 3.16, 3.20, 3.21, 3.23 and 3.29 of this Agreement, shall survive the Closing until the expirations of the respective statutes of limitations for such claims.

10.2 General Indemnification by NMHC and Buyer. NMHC and Buyer shall indemnify and hold the Stockholder, its successors and assigns, directors and officers (as applicable, the “Company Indemnified Party”), harmless from and against any and all Damages that they may incur, directly or indirectly, as a result of or arising from, (a) any inaccuracy in any representation or warranty of NMHC or Buyer under the Agreement; and (b) any breach by NMHC or Buyer of any covenant or other agreement in the Agreement.

10.3 Indemnification Procedures. Any claim or demand for indemnification under this Section 10 (“Claim(s)”) shall be asserted and resolved as follows:

(a)     In the event that any Buyer Indemnified Party or any Company Indemnified Party (as the case may be, “Indemnified Party”) has a Claim against, respectively, the Stockholder on the one hand or Buyer or NMHC on the other hand (as the case may be, “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 10.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) calendar days and, for sixty (60) calendar days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(b)     (1) In the event that any Claim for which the Indemnifying Party could be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party as promptly as practicable. The Indemnifying Party shall have ten (10) calendar days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires (other than in connection with the DOL Matter), at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(2)     In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, or fails to undertake such defense in a timely manner, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment (subject to any rights of appeal) and, on an ongoing basis, all indemnifiable costs and reasonable expenses of the Indemnified Party with respect thereto, including interest from the date such costs and reasonable expenses were incurred; provided that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(c)     If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have a materially adverse effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party. Should the Indemnified Party provide the Indemnifying Party notice pursuant to this Section 10.3(c), the Indemnifying Party shall have ten (10) calendar days after receipt of said notice to object in writing to the Indemnified Party’s control or assumption of the defense of the Third Party Claim. Thereafter, any dispute between the parties regarding the defense of the Third Party Claim will be resolved between the parties, subject to the terms and conditions specified in this Section 10.3. Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent losses, liabilities, claims, damages, costs or expenses provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made. The Indemnifying Party shall have ten (10) calendar days after receipt of a Claim Notice to object in writing to the Indemnified Party’s Claim for potential or contingent damages. Thereafter, any dispute between the parties regarding such matter will be resolved between the parties, subject to the terms and conditions specified in this Section 10.3.

(d)     The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 10.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

10.4 Damages Net of Insurance Proceeds and Tax Benefits. The amount of any Damages payable by the Stockholder to the Buyer Indemnified Party shall be net of any (i) amounts recovered or recoverable (without resort to legal proceedings) by the Buyer Indemnified Party under applicable insurance policies and (ii) Tax benefit realized by the Buyer Indemnified Party arising from the incurrence or payment of any such Damages, but only to the extent such Tax benefit is actually realized in the year the loss giving rise to Damages is incurred. For purposes hereof, a Tax benefit will be deemed to be “actually realized” only if it actually reduces taxable income of the party to be indemnified, rather than just creating or increasing a Tax loss carryforward, and is not offset by a corresponding increase in Tax liability (or decrease in Tax attributes) in a different Tax period. In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages.

10.5 Exclusive Remedy. Notwithstanding any of the limitations contained in this Article 11, no Indemnified Party shall be limited in its ability to bring a claim for fraud, willful misconduct or intentional misrepresentation. In the absence of fraud, willful misconduct or intentional misrepresentation (for which liability shall be governed by applicable law), the indemnification provisions of this Article 10 will be the sole and exclusive remedy of the Indemnified Parties after the Closing for any damages suffered by the Indemnified Parties in connection with this transaction.

10.6 Department of Labor Matter. Buyer and Stockholder agree that the response to the DOL Matter described on Section 10.6 of the Company Disclosure Schedule hereto must be handled in a cooperative and cost-effective manner. To further that objective, Buyer agrees to consult with the Stockholder’s Representative regarding the selection of counsel and strategies to be employed in connection with the DOL Matter. Any settlement of the DOL Matter involving payments in excess of $575,000 must be approved by the Stockholder’s Representative, which approval shall not unreasonably be withheld.

ARTICLE 11. MISCELLANEOUS.

11.1 Governing Law; Choice of Forum. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to principles of conflicts of law. In addition, the Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement (including without limitation a dispute under Article 10 of this Agreement) or any judgment entered by any court in respect thereof brought in any state or federal court located in Nassau County, State of New York, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

11.2 Assignment. No party to this Agreement may assign any of its rights or delegate any of its duties under this Agreement without the prior consent of, in the case of NMHC or Buyer, the Representative or, in the case of the Company or the Stockholder, NMHC or Buyer, except that NMHC or Buyer may assign any of its rights or delegate any of its duties pursuant to this Agreement to any affiliate of Buyer.

11.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by the Company, the Stockholder, NMHC or Buyer.

11.4 Entire Agreement. The Agreement, the exhibits and schedules thereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

11.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.6 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of Buyer, NMHC, the Stockholder and the Company.

11.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under the Agreement or any other agreement or instrument delivered pursuant hereto shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any other agreement or instrument delivered pursuant hereto, or any waiver on such party’s part of any provisions or conditions thereunder, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, provided, in either case, that confirmation is delivered in accordance with subsection (c) or (d) below; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth below. Any of the following addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

If to the Company or Stockholder, to:

California Pharmacists Association 4030 Lennane Drive Sacramento, CA 95834 Attn.: Lynn Rolston Telephone Number: (916) 779-1400 Telecopier Number: (916) 779-1401

Copy to (which shall not constitute notice):

Pillsbury Winthrop LLP 50 Fremont Street San Francisco, CA 94105 Attn.: Linda C. Williams/Maureen E. Corcoran Telephone Number: (415) 983-1000 Telecopier Number: (415) 983-1200

If to NMHC or Buyer, to:

National Medical Health Card Systems, Inc. 26 Harbor Park Drive Port Washington, New York 11050 Attention: Jonathan Friedman, Esq. Telephone Number: (516) 605-6758 Telecopier Number: (516) 605-6989

Copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Attention: Steven I. Suzzan, Esq. Telephone Number: (212) 318-3092 Telecopier Number: (212) 318-3400

11.9 Expenses. The Stockholder shall bear all of the costs and expenses that it and the Company incur with respect to the negotiation, execution, delivery and performance of the Agreement excluding, however, attorneys fees paid or accrued by the Company prior to the date of delivery of statement of Estimated Closing Date Working Capital, and NMHC shall bear all of such costs or expenses incurred by it and Buyer.

11.10 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in the Agreement or the other agreements and instruments delivered pursuant hereto, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party thereunder, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein, other than Morgan Keegan & Company, Inc. and Rieches Bard, as a consultant, whose commission and expenses are the sole responsibility of the Stockholder following the Closing, and Strategica Health Partners, L.L.C., whose commission and expenses are the sole responsibility of NMHC following the Closing. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 11.13 being untrue.

11.14 Press Releases. As soon as practicable after the occurrence of the Closing, a press release in form and substance mutually agreeable to NMHC, Buyer and the Representative shall be issued announcing the consummation of the transaction contemplated by this Agreement. None of the parties to this Agreement shall make any other public disclosure or press release concerning this Agreement or the transaction contemplated by this Agreement without the prior consent of, in the case of NMHC or Buyer, the Representative or, in the case of Company, NMHC or Buyer. In each such instance, such consent shall not be unreasonably withheld. Notwithstanding the foregoing, NMHC and Buyer shall be permitted to make such public disclosure without such consent to comply with applicable federal and/or state laws, rules and regulations, and shall be permitted to file this Agreement and the Acquisition Documents with the Securities and Exchange Commission.

11.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

11.16 Effect of Due Diligence.

(a)     No investigation by or on behalf of the Buyer or NMHC into the business, operations, prospects, assets or condition (financial or otherwise) of the Company or the Stockholder shall diminish in any way the effect of any representations or warranties made by the Stockholder or the Company in this Agreement or shall relieve the Stockholder or the Company of any of its obligations under this Agreement. Neither NMHC nor Buyer has any affirmative obligation to provide the Stockholder or the Company with the results of any review or investigation by NMHC or Buyer of the business, operations, prospects, assets or condition (financial or otherwise) of the Company or the Stockholder. Neither Buyer nor NMHC has any affirmative obligation to determine (i) the accuracy of any representation or warranty of Company or the Stockholder contained in this Agreement or (ii) whether there are any facts known to Buyer or NMHC that are not known to the Stockholder or the Company with respect to the subject matter of the representations and warranties of the Stockholder and the Company contained in this Agreement.

(b)     No investigation by or on behalf of the Stockholder into the business, operations, prospects, assets or condition (financial or otherwise) of NMHC or Buyer shall diminish in any way the effect of any representations or warranties made by NMHC or Buyer in this Agreement or shall relieve NMHC or Buyer of any of their obligations under this Agreement. The Stockholder is under no affirmative obligation to provide NMHC or the Buyer with the results of any review or investigation by Stockholder of the business, operations, prospects, assets or condition (financial or otherwise) of NMHC or Buyer. The Stockholder has no affirmative obligation to determine (i) the accuracy of any representation or warranty of NMHC or Buyer contained in this Agreement or (ii) whether there are any facts known to the Stockholder that are not known to NMHC or Buyer with respect to the subject matter of the representations and warranties of NMHC and Buyer contained in this Agreement.

ARTICLE 12. DEFINITIONS.

        The meanings of terms defined in this Agreement are set forth in the respective sections of this Agreement described below:

Acquisition Documents	as defined in Section 6.4
Adjusted Gross Profit	as defined in Section 2.6
Agreement	as defined in the Preamble
Assumed Closing Date	as defined in Section 2.4
Audited Financial Statements	as defined in Section 7.1
Balance Sheet	as defined in Section 3.5
Balance Sheet Date	as defined in Section 3.5
Basket	as defined in Section 10.1
Benefit Plans	as defined in Section 3.30
Business	as defined in Section 6.9
Business Information	as defined in Section 6.9
Buyer	as defined in the Preamble
Buyer Indemnified Party	as defined in Section 10.1
Buyer Representatives	as defined in Section 6.6
Claim	as defined in Section 10.3
Claim Notice	as defined in Section 10.3
Closing	as defined in Section 2.1
Closing Date	as defined in Section 2.1
Closing Date Statement	as defined in Section 2.4
Closing Date Working Capital	as defined in Section 2.4
Closing Deficit	as defined in Section 2.4
Closing Payment	as defined in Section 2.2
Code	as defined in Section 3.16
Common Stock	as defined in the Recitals
Company	as defined in the Preamble
Company 409A Plan	as defined in Section 3.30
Company Agreements	as defined in Section 3.8
Company Disclosure Schedule	as defined in Article 3
Company Existing Clients	as defined in Section 2.6
Company Indemnified Party	as defined in Section 10.2
Company Intellectual Property	as defined in Section 3.12
Company Potential Clients	as defined in Section 2.6
Company Share	as defined in the Recitals
Compliance Plan	as defined in Section 3.23
Confidential Information	as defined in Section 6.6
Customer	as defined in Section 6.9
Damages	as defined in Section 10.1
Deficit	as defined in Section 2.4
Determination	as defined in Section 2.4
D&O/E&O Insurance	as defined in Section 8.6
DOL Matter	as defined in Section 10.1
Earn Out	as defined in Section 2.6
ERISA	as defined in Section 3.30
ERISA Affiliate	as defined in Section 3.30
Escrow	as defined in Section 2.3
Escrow Agent	as defined in Section 1.1
Escrow Agreement	as defined in Section 1.1
Escrow Release Date	as defined in Section 2.3
Escrowed Cash	as defined in Section 2.2
Estimated Closing Date Working Capital	as defined in Section 2.4
Estimate Statement	as defined in Section 2.4
Financial Statements	as defined in Section 3.5
GAAP	as defined in Section 2.4
Governmental Authority	as defined in Section 3.14
Governmental Order	as defined in Section 3.13
Gross Profit	as defined in Section 2.5
Gross Profit Deficit Amount	as defined in Section 2.5
Gross Profit Shortfall	as defined in Section 2.5
Hazardous Materials	as defined in Section 3.29
Healthcare Information Laws	as defined in Section 3.23
Indebtedness	as defined in Section 7.1
Indemnified Party	as defined in Section 10.3
Indemnifying Party	as defined in Section 10.3
Independent Accountant	as defined in Section 2.4
IRS	as defined in Section 3.16
January Financial Statements	as defined in Section 3.5
Key Employees	as defined in Section 3.18
knowledge	as defined in Article 3
Law	as defined in Section 3.16
Liens	as defined in Section 3.3
LTIP	as defined in Section 2.4
LTIP Recipient	as defined in Section 3.30
Material Adverse Effect	as defined in Section 3.1
Med-Intelligence	as defined in Section 2.6
NMHC	as defined in the Preamble
Notice of Dispute	as defined in Section 2.6
PBM Services	as defined in Section 6.9
Post-Closing Period	as defined in Section 8.3
PPN Services	as defined in Section 6.9
Pre-Closing Period	as defined in Section 8.3
Preemptive Rights	as defined in Section 3.4
Purchase Price	as defined in Section 1.1
Representative	as defined in Section 2.4
Restricted Period	as defined in Section 6.9
Severance Plan	as defined in Section 3.30
Start Date	as defined in Section 2.6
Stockholder	as defined in the Preamble
Tax	as defined in Section 3.16
Tax Returns	as defined in Section 3.16
Third Party Claim	as defined in Section 10.3
Transaction Agreements	as defined in Section 3.1
Unaudited Financial Statements	as defined in Section 3.5
Unrelated Business	as defined in Section 6.9
Working Capital	as defined in Section 2.4

        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date set forth in the first paragraph hereof.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. BY: /S/ James Smith —————————————— James Smith President and Chief Executive Officer

PCN ACQUISITION CORP. BY: /s/ James Smith —————————————— James Smith President and Chief Executive Officer

PHARMACEUTICAL CARE NETWORK BY: /s/ David J. Keane —————————————— David J. Keane Chief Executive Officer

CALIFORNIA PHARMACISTS ASSOCIATION BY: /s/ Lynn Rolston —————————————— Lynn Rolston Chief Executive Officer

LIST OF EXHIBITS

Form of Escrow Agreement	Exhibit A
List of Company Existing Clients	Exhibit B
List of Company Potential Clients	Exhibit C
Financial Statements	Exhibit D
Description of PPN Services	Exhibit E
Legal Opinion of Company's Counsel	Exhibit F
Amendment to Management Severance Plan	Exhibit G